Exhibit 99.2

Liggett Group LLC and
Subsidiaries
Consolidated Financial Statements
as of December 31, 2015 and 2014,
and for each of the three years
ended December 31, 2015, 2014 and 2013

Liggett Group LLC and Subsidiaries
Index
December 31, 2015 and 2014

Report of Independent Registered Public Accounting Firm

To the Managers and the Member of
Liggett Group LLC:
Morrisville, North Carolina

We have audited the accompanying consolidated balance sheet of Liggett Group LLC and its subsidiaries (the "Company"), a wholly owned subsidiary of Vector Group Ltd. as of December 31, 2015, and the related consolidated statement of operations, comprehensive income, member's investment, and cash flows for the year ended December 31, 2015. Our audit also included the financial statement schedule listed in the Index at Schedule II. These financial statements and financial statement schedule are the responsibility of the Company's management. Our responsibility is to express an opinion on the financial statements and financial statement schedule based on our audit.
We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.
In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Liggett Group LLC and its subsidiaries as of December 31, 2015, and the results of their operations and their cash flows for the year ended December 31, 2015, in conformity with accounting principles generally accepted in the United States of America. Also, in our opinion, such financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly in all material respects the information set forth therein.
As discussed in Note 1 and 10 to the consolidated financial statements, Liggett Group LLC is a wholly owned subsidiary of VGR Holding LLC, all of whose membership interests are owned by Vector Group Ltd. The accompanying consolidated financial statements may not be indicative of the conditions that would have existed or the results of operation that would have occurred had the Company operated as a stand-alone entity. Our opinion is not modified with respect to this matter.

/s/ Deloitte & Touche LLP
Certified Public Accountants
Miami, Florida
March 8, 2016

Report of Independent Registered Public Accounting Firm

To the Managers and the
Member of Liggett Group LLC

In our opinion, the consolidated financial statements listed in the accompanying index present fairly, in all material respects, the financial position of Liggett Group LLC and its subsidiaries, a wholly-owned subsidiary of Vector Group, Ltd., at December 31, 2014 and the results of their operations and their cash flows for each of the two years in the period ended December 31, 2014 in conformity with accounting principles generally accepted in the United States of America. In addition, in our opinion, the financial statement schedule listed in the accompanying index presents fairly, in all material respects, the information set forth therein when read in conjunction with the related financial statements. These financial statements and financial statement schedule are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements and financial statement schedule based on our audits. We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States) and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP
Raleigh, North Carolina
March 4, 2015, except for Note 1B, as to which date is March 8, 2016

Liggett Group LLC and Subsidiaries
Consolidated Balance Sheets
December 31, 2015 and 2014
(in thousands of dollars)

	2015	2014
Assets
Current assets
Cash and cash equivalents	$377	$445
Accounts receivable
Trade, less allowances of $288 and $374, respectively	8,584	14,933
Due from related parties	3,546	2,302
Other	1,029	1,382
Inventories	78,818	79,209
Income tax receivable from related party	4,984	744
Restricted assets	7,539	940
Other current assets	2,511	2,843
Total current assets	107,388	102,798
Property, plant and equipment, net	47,265	53,513
Prepaid pension costs	20,650	25,032
Restricted assets	10,590	10,306
Deferred income taxes, net	1,566	—
Other assets	9,136	8,412
Total assets	$196,595	$200,061
The accompanying notes are an integral part of these consolidated financial statements.

Liggett Group LLC and Subsidiaries
Consolidated Balance Sheets (continued)
December 31, 2015 and 2014
(in thousands of dollars)

	2015	2014
Liabilities and Member's Investment
Current liabilities
Notes payable and debt	$5,521	$9,482
Revolving credit facility	3,213	17,766
Current payments due under the Master Settlement Agreement	15,945	18,356
Current portion of pension and post-retirement liabilities	914	931
Due to related parties	588	—
Accounts payable — trade	8,760	2,526
Accrued promotional expenses	15,051	16,486
Other accrued taxes, principally excise taxes	24,991	22,685
Allowance for sales returns	4,814	4,390
Litigation accruals	22,904	3,149
Other current liabilities	5,512	4,338
Total current liabilities	108,213	100,109
Notes payable and debt, less current portion	7,519	8,121
Non-current employee benefits	16,003	16,665
Deferred income taxes, net	—	60
Long-term payments due under the Master Settlement Agreement	18,608	24,003
Litigation accruals	24,718	25,700
Other long-term liabilities	172	265
Total liabilities	175,233	174,923
Commitments and contingencies (Note 8)
Member's investment
Contributed capital	—	2,150
Accumulated other comprehensive loss	(14,706)	(15,062)
Retained earnings	31,120	38,050
Total Liggett LLC member's investment	16,414	25,138
Non-controlling interest	4,948	—
Total member's investment	21,362	25,138
Total liabilities and member's investment	$196,595	$200,061

The accompanying notes are an integral part of these consolidated financial statements.

Liggett Group LLC and Subsidiaries
Consolidated Statements of Operations
Years Ended December 31, 2015, 2014 and 2013
(in thousands of dollars)

	2015	2014	2013
Revenues *	$918,045	$952,133	$968,811
Expenses
Cost of goods sold *	620,539	690,565	715,330
Litigation judgment and settlement charges	20,449	2,850	88,106
Operating, selling, administrative and general expenses **	65,419	67,340	68,604
Restructuring charges	7,257	—	—
Management fees paid to Vector Group Ltd.	9,750	9,370	9,008
Net (gain) loss on sale of assets	(1)	12	146
Operating income	194,632	181,996	87,617
Other income (expense)
Interest income	9	4	1,982
Interest expense	(4,953)	(4,241)	(1,716)
Income before income taxes	189,688	177,759	87,883
Income tax expense	(71,404)	(70,099)	(32,697)
Net income	118,284	107,660	55,186
Net income attributable to non-controlling interest	(52)	—	—
Net income attributable to Liggett Group LLC	$118,232	$107,660	$55,186

*
Revenues and cost of goods sold include federal excise taxes of $316,806, $364,385 and $404,522 for the years ended December 31, 2015, 2014 and 2013, respectively. Revenues also include $142,091, $97,371 and $62,062 from a manufacturing agreement with a related party for the years ended December 31, 2015, 2014 and 2013, respectively. Cost of goods sold include $139,178, $95,409 and $60,830 from a manufacturing agreement with a related party for the years ended December 31, 2015, 2014 and 2013, respectively. Federal excise taxes included with revenues and cost of sales associated with the manufacturing agreement were $104,406, $73,092 and $48,450 for the years ended December 31, 2015, 2014 and 2013, respectively.

**
Operating, selling, administrative and general expenses have been reduced by $6,000, $6,750 and $4,000 for the years ended December 31, 2015, 2014 and 2013, respectively, for reimbursements received from related parties.

The accompanying notes are an integral part of these consolidated financial statements.

Liggett Group LLC and Subsidiaries
Consolidated Statements of Comprehensive Income
Years Ended December 31, 2015, 2014 and 2013
(in thousands of dollars)

	2015	2014	2013
Net income	$118,284	$107,660	$55,186

Change in forward contracts	62	64	63

Net change in pension-related amounts
Net (loss) gain	(3,298)	(4,430)	14,200
Settlements	3,214	—	—
Amortization of loss	606	659	1,402
Net change in pension-related amount	522	(3,771)	15,602

Income tax effect on:
Forward contracts	(24)	(25)	(24)
Pension-related amounts	(204)	1,433	(5,907)
Income tax (provision) benefit on other comprehensive income	(228)	1,408	(5,931)

Other comprehensive income (loss), net of tax	356	(2,299)	9,734
Comprehensive income	118,640	105,361	64,920
Comprehensive income attributable to non-controlling interest	(52)	—	—
Comprehensive income attributable to Liggett Group LLC	$118,588	$105,361	$64,920

The accompanying notes are an integral part of these consolidated financial statements.

Liggett Group LLC and Subsidiaries
Consolidated Statement of Member's Investment
Years Ended December 31, 2015, 2014 and 2013
(in thousands of dollars)

	Contributed Capital	Accumulated Other Comprehensive Loss	Retained Earnings (Accumulated deficit)	Non-controlling interest	Total
Balance, January 1, 2013	$10,346	$(22,497)	$9,866	$—	$(2,285)
Net income	—	—	55,186	—	55,186
Change in pension-related amounts, net of taxes	—	9,694	—	—	9,694
Change in fair value of forward contracts, net of taxes	—	40	—	—	40
Total comprehensive income					64,920
Distributions	(10,346)	—	(84,954)	—	(95,300)
Balance, December 31, 2013	—	(12,763)	(19,902)	—	(32,665)
Net income	—	—	107,660	—	107,660
Change in pension-related amounts, net of taxes	—	(2,338)	—	—	(2,338)
Change in fair value of forward contracts, net of taxes	—	39	—	—	39
Total comprehensive income					105,361
Distributions	—	—	(51,000)	—	(51,000)
Stock-based compensation	108	—	—		108
Other	2,042	—	1,292	—	3,334
Balance, December 31, 2014	2,150	(15,062)	38,050	—	25,138
Net income	—	—	118,232	52	118,284
Change in pension-related amounts, net of taxes	—	318	—	—	318
Change in fair value of forward contracts, net of taxes	—	38	—	—	38
Total comprehensive income					118,640
Distributions	—	—	(124,000)	—	(124,000)
Stock-based compensation	—	—	—	87	87
Tax benefit from stock-based compensation	—	—	—	1,497	1,497
Other	(2,150)	—	(1,162)	3,312	—
Balance, December 31, 2015	$—	$(14,706)	$31,120	$4,948	$21,362
The Member's investment is pledged as collateral for Liggett Group LLC’s guarantee of Vector Group Ltd's debt (see Note 1).
The accompanying notes are an integral part of these consolidated financial statements.

Liggett Group LLC and Subsidiaries
Consolidated Statements of Cash Flows
Years Ended December 31, 2015, 2014 and 2013
(in thousands of dollars)

	2015	2014	2013
Cash flows from operating activities
Net income	$118,284	$107,660	$55,186
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	11,512	10,990	8,981
Excess tax benefit from stock-based compensation	(1,497)	—	—
Deferred income taxes	(1,853)	(2,798)	(3,296)
Loss (gain) on sale of assets	(1)	12	146
Restructuring charges	490	—	—
Non-cash stock-based compensation	86	108	—
Changes in assets and liabilities:
Trade accounts receivable, net of allowances	6,349	(6,284)	2,269
Due (from) to related parties	(656)	(1,961)	5,440
Other receivables	353	(336)	(95)
Inventories	391	6,014	10,097
Income taxes	(2,743)	12,353	(12,824)
Other assets	370	(1,033)	6,626
Accounts payable, trade	4,805	(1,488)	905
Accrued expenses	20,751	(43,218)	48,331
Payments due under the Master Settlement Agreement	(7,806)	82	(36,237)
Employee benefits	4,226	(2,713)	(3,109)
Other long-term liabilities	(91)	265	25,198
Change in book overdraft	81	2	(1,936)
Net cash provided by operating activities	153,051	77,655	105,682
Cash flows from investing activities
Proceeds from sale of property, plant and equipment	4	4	13
Increase in restricted assets	(6,883)	(479)	(815)
Increase in cash surrender value of life insurance policies	(266)	(266)	(266)
Capital expenditures	(3,730)	(9,256)	(9,457)
Net cash used in investing activities	(10,875)	(9,997)	(10,525)
The accompanying notes are an integral part of these consolidated financial statements.

Liggett Group LLC and Subsidiaries
Consolidated Statements of Cash Flows (continued)
Years Ended December 31, 2015, 2014 and 2013
(in thousands of dollars)

	2015	2014	2013
Cash flows from financing activities
Repayments of debt	(6,362)	(43,724)	(7,434)
Proceeds from issuance of debt	1,799	40,164	6,580
Deferred finance charges	(624)	—	—
Borrowings under revolving credit facility	153,361	886,130	978,788
Repayments under revolving credit facility	(167,915)	(898,788)	(977,794)
Excess tax benefit from stock-based compensation	1,497	—	—
Distributions to Vector Group Ltd.	(124,000)	(51,000)	(95,300)
Net cash used in financing activities	(142,244)	(67,218)	(95,160)
Net increase (decrease) in cash and cash equivalents	(68)	440	(3)
Cash and cash equivalents
Beginning of year	445	5	8
End of year	$377	$445	$5
Supplemental disclosures of cash flow information
Cash payments during the year for
Interest	$1,152	$1,855	$1,671
Income taxes	$—	$—	$—
Tax sharing payments to Vector Group Ltd.	$76,000	$59,000	$49,000
Non-cash investing activities
Capital expenditures funded by accounts payable	$1,348	$—	$—

The accompanying notes are an integral part of these consolidated financial statements.

Liggett Group LLC and Subsidiaries
Notes to Consolidated Financial Statements
December 31, 2015, 2014 and 2013
(in thousands of dollars)

1.	Summary of Significant Accounting Policies

(a) Basis of Presentation

Liggett Group LLC (“Liggett” or the “Company”) is a wholly owned subsidiary of VGR Holding LLC (“VGR”), all of whose membership interests are owned by Vector Group Ltd. (“Vector” or “Parent”). Liggett is principally engaged in the manufacture and sale of discount cigarettes in the United States. Certain management and administrative functions are performed by affiliates (see Note 10).

Liggett Vector Brands LLC ("Liggett Vector Brands"), a company affiliated through common ownership, coordinates and executes the sales, marketing, administration and manufacturing efforts along with certain support functions for all of Vector’s tobacco operations under the terms of a contract expiring December 31, 2017 and subject to automatic annual renewal. As provided for in the contract, Liggett Vector Brands' sales, marketing, manufacturing, distribution, and administrative expenses have been allocated to Liggett for 2015, 2014, and 2013. As the primary beneficiary of these support functions, the Company has consolidated Liggett Vector Brands within these financial statements.

Liggett is a guarantor of certain Senior Secured Notes issued by Vector and has pledged its common stock as collateral. Liggett's consolidated balance sheets, consolidated statements of operations, and consolidated statements of member's investments as of December 31, 2015 and December 31, 2014, and for each of the three years in the period ended December 31, 2015, December 31, 2014, and December 31, 2013, do not reflect any amounts related to these notes (see Note 10).

Management believes the assumptions underlying the consolidated financial statements are reasonable. However, the consolidated financial statements included herein may not necessarily reflect the Company’s results of operations, financial position, member's investment and cash flows in the future or what its results of operations, financial position, member's investment and cash flows would have been had the Company been a stand-alone company during the periods presented.

Vector and VGR are holding companies and, as a result, do not have any operating activities that generate revenues or cash flows. Accordingly, Vector relies on distributions from VGR and its other subsidiaries and investments, and VGR relies on distributions from its other subsidiaries, including Liggett, in order to fund its operations and meet its obligations. Vector has certain debt outstanding which requires interest and principal payments over the terms of such debt. Interest and principal to service the debt is expected to be funded by Vector’s cash and cash equivalents, investments, the operations of Vector’s subsidiaries, including Liggett, and proceeds, if any, from Vector’s future financings. During 2015, 2014 and 2013, Liggett made distributions of $124,000, $51,000, and $95,300, respectively, to VGR.

(b) Revisions to December 31, 2014 Consolidated Balance Sheet.
The Company has revised its December 31, 2014 Consolidated Balance Sheet, which originally presented deferred income tax assets and liabilities (current and noncurrent) on a gross basis, rather than a net basis. The revisions conform to ASC 740-10-45-6 which states all current deferred tax liabilities and assets within the same tax jurisdiction shall be offset and presented as a single amount and all noncurrent deferred tax liabilities within the same tax jurisdiction and assets shall be offset and presented as a single amount. The Company assessed the materiality of this error on previously issued financial statements and concluded that the error was immaterial. In November 2015, the FASB issued ASU No. 2015-17, “Balance Sheet Classification of Deferred Taxes” (“ASU 2015-17”), which requires deferred tax liabilities and assets to be classified as noncurrent in a classified statement of financial position.  The guidance is effective for financial statements issued for annual periods beginning after December 15, 2017, and interim periods within annual periods beginning after December 15, 2018. Earlier application is permitted for all entities as of the beginning of an interim or annual reporting period.  This amendment may be applied either prospectively or retrospectively to all periods presented. The Company adopted the provisions of this ASU retrospectively in 2015, and adjusted all prior periods accordingly. The adoption of ASU 2015-17 did not have a significant impact on the Company's financial position, results of operations and cash flows.

Liggett Group LLC and Subsidiaries
Notes to Consolidated Financial Statements
December 31, 2015, 2014 and 2013
(in thousands of dollars)

The cumulative impact of the revisions and application of the new ASU are presented in the table below:

	December 31, 2014
	As Previously Reported	Revision	ASU Adoption	As Revised

Deferred income taxes	$464	$(464)	$—	$—
Total current assets	103,262	(464)	—	102,798

Deferred income taxes	4,986	(3,780)	(1,206)	—
Total assets	$205,511	$(4,244)	$(1,206)	$200,061

Deferred income taxes, net	$1,730	$(464)	$(1,266)	$—
Total current liabilities	101,839	(464)	(1,266)	100,109

Deferred income taxes, net	3,780	(3,780)	60	60
Total liabilities	180,373	(4,244)	(1,206)	174,923
Total member's investment	25,138		—	25,138
Total liabilities and member's investment	$205,511	$(4,244)	$(1,206)	$200,061

(c) Principles of Consolidation

The consolidated financial statements include the accounts of Liggett and its wholly owned subsidiaries, Eve Holdings LLC, 100 Maple LLC ("Maple") and Liggett & Myers Holdings Inc. The Liggett Vector Brands statement of operations has been consolidated for each of the years ended December 31, 2015, 2014, and 2013. The Liggett Vector Brands balance sheet is consolidated as of December 31, 2014 through an out-of-period adjustment to correctly reflect the balances in that year's financial statements. Consolidation of this entity was made through an equity adjustment and did not result in a gain or loss as this transaction represents acquisition of an entity under common control. Amounts recorded were not material to the Company's 2014 balance sheet. Equity amounts related to Liggett Vector Brands were reclassified to Non-Controlling interests as of January 1, 2015, the impact of which is not material to the financial statements. All intercompany balances and transactions have been eliminated.

(d) Estimates and Assumptions

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities and the reported amounts of revenues and expenses. Significant estimates subject to material changes in the near term include, inventory valuation, promotional accruals, sales returns and allowances, actuarial assumptions of pension and postretirement plans, settlement accruals including Master Settlement Agreement (“MSA”) liabilities, and litigation and defense costs. Actual results could differ from those estimates.

(e) Cash and Cash Equivalents

Cash includes cash on hand, cash on deposit in banks and cash equivalents, comprised of short-term investments which have an original maturity of ninety days or less. Interest on short-term investments is recognized when earned. The carrying value of cash and cash equivalents approximate their fair value. The Company places its cash and cash equivalents with large commercial banks. The Federal Deposit Insurance Corporation (“FDIC”) and Securities Investor Protection Corporation (“SIPC”) continue to insure these balances up to $250 for FDIC and $500 SIPC.

Liggett Group LLC and Subsidiaries
Notes to Consolidated Financial Statements
December 31, 2015, 2014 and 2013
(in thousands of dollars)

(f) Accounts Receivable

Accounts receivable are recorded at their net realizable value.

(g) Inventories

Inventories are stated at the lower of cost or market with cost determined primarily using the last-in, first-out ("LIFO") method except for MSA costs and federal excise taxes carried at actual cost. Although portions of leaf tobacco inventories may not be used or sold within one year because of the time required for aging, they are included in current assets, which is common practice in the cigarette industry. It is not practicable to determine the amount that will not be used or sold within one year. We estimate an inventory reserve for excess quantities and obsolete items based on specific identification and historical write-offs, taking into account future demand and market conditions.

(h) Restricted Assets

Restricted assets of $7,539 and $940 at December 31, 2015 and 2014, respectively, were classified as current assets. This balance consisted primarily of $5,006 associated with legal bonds posted in connection with ongoing litigation and $2,532 of short-term deposits associated with financed equipment as of December 31, 2015. The 2014 balance was primarily related to deposits associated with financed equipment. Long-term restricted assets of $10,590 at December 31, 2015 consisted primarily of $2,085 in deposits associated with financed equipment, $8,399 associated with legal bonds posted in connection with ongoing litigation, and $100 associated with a cash account securing a letter of credit. Long-term restricted assets of $10,306 at December 31, 2014 consisted of $4,815 in deposits associated with financed equipment and $5,391 of legal bonds posted in connection with ongoing litigation, and $100 associated with a cash account securing a letter of credit.

(i) Property, Plant and Equipment

Property, plant and equipment are stated at cost and depreciated using the straight-line method over the estimated useful lives of the respective assets which are twenty years for buildings and generally four to ten years for machinery and equipment.

Expenditures for repairs and maintenance are charged to expense as incurred. The costs of major renewals and betterments are capitalized. The cost and related accumulated depreciation of property, plant and equipment are removed from the accounts upon retirement or other disposition and any resulting gain or loss is reflected in operations.

The Company reviews long-lived assets for impairment whenever events or changes in business circumstances indicate that the carrying amount of the assets may not be fully recoverable. The Company performs undiscounted operating cash flow analyses to determine if impairment exists. If impairment is determined to exist, any related impairment loss is calculated based on fair value of the asset on the basis of discounted cash flow. Impairment losses on assets to be disposed of, if any, are based on the estimated proceeds to be received, less costs of disposal. No impairment charges were recorded in 2015, 2014 or 2013.

(j) Revenue Recognition

Revenues from sales are recognized upon the shipment of finished goods when title and risk of loss have passed to the customer, there is persuasive evidence of an arrangement, the sale price is fixed or determinable and collectibility is reasonably assured. The Company provides an allowance for expected sales returns, net of any related inventory cost recoveries (e.g. federal excise taxes). Certain sales incentives, including promotional price discounts, are classified as reductions of net sales. The Company includes federal excise taxes in revenues and cost of goods sold.

Since the Company’s line of business is tobacco, the Company’s financial position and its results of operations and cash flows have been and could continue to be materially adversely affected by significant unit sales volume declines at the Company and industry levels, regulation, litigation and defense costs, increased tobacco costs or reductions in the selling price of cigarettes in the near term.

Liggett Group LLC and Subsidiaries
Notes to Consolidated Financial Statements
December 31, 2015, 2014 and 2013
(in thousands of dollars)

(k) Shipping and Handling Costs

Shipping and handling costs related to sales transactions are not billed to customers nor recorded as revenues. Shipping and handling costs of $3,950, $4,508 and $4,938 for years ended December 31, 2015, 2014 and 2013, respectively, are recorded as operating, selling, administrative and general expenses.

(l) Advertising Costs

Advertising and related agency costs are expensed as incurred and were $3,020, $2,782 and $3,610 for the years ended December 31, 2015, 2014 and 2013, respectively. These costs are recorded as operating, selling, administrative and general expenses.

(m) Stock Compensation Plans

The Company, through an affiliate, accounts for stock compensation plans by measuring compensation cost for stock-based payments at fair value (see Note 11). The options to purchase Vector shares are issued to employees of Liggett Vector Brands and related compensation is measured at fair value and recorded as a contribution from Vector.

(n) Employee Benefits

Liggett has no employees. Employees of Liggett Vector Brands, a consolidated affiliate, perform services for Liggett and associated expenses, including benefits, of such employees are allocated to Liggett. The cost of providing retiree pension benefits, health care and life insurance benefits is actuarially determined and accrued over the service period of the active employee group. The funded status of defined benefit pension plans, retiree health care and other postretirement benefit plans and postemployment benefit plans is recognized on the consolidated balance sheet. The measurement date for determining the funded status of the plans is December 31. (see Note 4)

(o) Income Taxes

Liggett’s federal income tax provision and related deferred income tax amounts are determined as if the Company filed tax returns on a stand-alone basis. The Company and its subsidiaries are included in the consolidated federal tax return with Vector and its other U.S. subsidiaries (see Note 5).
The Company accounts for income taxes under the liability method and in accordance with the terms of the tax sharing agreement with Vector . The Company records deferred taxes for the impact of temporary differences between the amounts of assets and liabilities recognized for financial reporting purposes and the amounts recognized for tax purposes as well as tax credit carryforwards and loss carryforwards. These deferred taxes are measured by applying currently enacted tax rates. A valuation allowance reduces deferred tax assets when it is deemed more likely than not that some portion or all of the deferred tax assets will not be realized. A current tax provision is recorded for income taxes currently payable.

The Company, as a single-member limited liability company is a disregarded entity for federal income tax purposes; thus its operations are included in the income tax returns of its parent.  The Company records its income tax provision pursuant to its tax sharing arrangement with its parent company on a GAAP income before tax basis, and in accordance with the terms of such agreement, no federal deferred tax assets or deferred liabilities are recorded.  Further, in accordance with the agreement, for state and local purposes, the Company records deferred tax assets and liabilities.   If the Company were to record a federal deferred income tax provision, it would record a $4.6 million federal deferred tax asset.

The Company accounts for uncertainty in income taxes by recognizing the financial statement impact of a tax position when it is more likely than not that the position will be sustained upon examination. If the tax position meets the more-likely-than-not recognition threshold, the tax effect is recognized at the largest amount of the benefit that is greater than 50% likely of being realized upon ultimate settlement. The guidance requires that a liability created for unrecognized deferred tax benefits shall be presented as a liability and not combined with deferred tax liabilities or assets.

Liggett Group LLC and Subsidiaries
Notes to Consolidated Financial Statements
December 31, 2015, 2014 and 2013
(in thousands of dollars)

(p) Contingencies and Legal Costs

The Company records product liability legal expenses and other litigation costs as operating, selling, administrative and general expenses as those costs are incurred. As discussed in Note 8, legal proceedings covering a wide range of matters are pending or threatened in various jurisdictions against Liggett.

The Company records provisions in its consolidated financial statements for pending litigation when it is determined that an unfavorable outcome is probable and the amount of loss can be reasonably estimated. At the present time, while it is reasonably possible that an unfavorable outcome in a case may occur, except as disclosed in Note 8, (i) management has concluded that it is not probable that a loss has been incurred in any of the pending tobacco-related cases; or (ii) management is unable to estimate the possible loss or range of loss that could result from an unfavorable outcome of any of the pending tobacco-related cases; and therefore, management has not provided any amounts in the consolidated financial statements for unfavorable outcomes, if any. Legal defense costs are expensed as incurred.

Adverse verdicts have been entered against Liggett in 15 state court Engle progeny cases, and several of these verdicts have been affirmed on appeal and satisfied by Liggett. In certain cases, the judgments entered have been joint and several with the other defendants. In four of these cases, punitive damages were awarded against Liggett. The Company's potential range of loss in the six Engle progeny cases currently on appeal is between $0 and $12,674 in the aggregate, plus accrued interest and attorneys' fees. In determining the range of loss, we consider potential settlements as well as future appellate relief. Except as discussed in Note 8, management is unable to estimate the possible loss or range of loss from remaining Engle progeny cases as there are currently multiple defendants in each case and discovery has not occurred or is limited. As a result, the Company lacks information about whether plaintiffs are, in fact Engle, class members (non-class members’ claims are generally time-barred), the relevant smoking history, the nature of the alleged injury and the availability of various defenses, among other things. Further, plaintiffs typically do not specify their demand for damages. Litigation is subject to many uncertainties, and it is possible that the Company’s consolidated financial position, results of operations or cash flows could be materially adversely affected by an unfavorable outcome in any such tobacco-related litigation.

(q) Distributions and Dividends

The Company records distributions on its member's investment in its consolidated statement of member's investment to the extent of retained earnings. Any amounts exceeding retained earnings are recorded as a reduction of contributed capital.

(r) Comprehensive Income
The Company presents net income and other comprehensive income in two separate, but consecutive, statements. The items are presented before related tax effects with detailed amounts shown for the income tax expense or benefit related to each component of other comprehensive income.

Other comprehensive income is a component of member’s investment and relates to pension related adjustments and the change in the estimated fair value of forward contracts. The Company’s comprehensive income was $118,640, $105,361, and $64,920 for the years ended December 31, 2015, 2014 and 2013, respectively.

The components of accumulated other comprehensive loss, net of taxes, were as follows at December 31:

	2015	2014
Pension-related amounts, net of taxes of $8,924 and $9,127, respectively	$(14,696)	$(15,014)
Forward contract adjustment, net of taxes of $19 and $43, respectively	(10)	(48)
Accumulated other comprehensive loss	$(14,706)	$(15,062)

(s) Fair Value of Financial Instruments

Liggett Group LLC and Subsidiaries
Notes to Consolidated Financial Statements
December 31, 2015, 2014 and 2013
(in thousands of dollars)

Fair value is defined as the price that would be received for an asset or paid to transfer a liability in an orderly transaction between market participants on the measurement date (also referred to as an exit price). The fair value accounting guidance provides a three-level fair value hierarchy for classifying financial instruments. This hierarchy is based on whether the inputs to the valuation techniques used to measure fair value are observable or unobservable. Fair value measurement of a financial asset or liability is assigned to a level based on the lowest level of any input that is significant to the fair value measurement in its entirety. The three levels of the fair value hierarchy are described below:

Level 1: Quoted prices (unadjusted) in active markets for identical assets or liabilities
Level 2: Observable market-based inputs, other than quoted prices in active markets for identical assets or liabilities
Level 3: Unobservable inputs

The carrying value of cash and cash equivalents reported in the consolidated balance sheets approximate their fair value and are considered level one in the fair value hierarchy.

The carrying amount of borrowings outstanding under the variable rate revolving credit facility and other long-term debt is a reasonable approximation of fair value as determined under Level 2 of the Fair Value Hierarchy, based upon estimated current borrowing rates for loans with similar terms and maturities. The estimates presented herein are not necessarily indicative of the amounts the Company could realize in a current market exchange. The use of different market assumptions and/or estimation methodologies may have a material effect on the estimated fair values.

	Fair Value Measurements as of December 31, 2015
		Quoted Prices in Active Markets for Identical Assets	Significant Other Observable Inputs
Description	Total	(Level 1)	(Level 2)
Financial assets:
Cash and cash equivalents	$377	$377	$—
Restricted assets	18,129	—	18,129
Total	$18,506	$377	$18,129
Financial liabilities:
Notes payable and long-term debt	$16,246	—	$16,246
Total	$16,246	$—	$16,246

	Fair Value Measurements as of December 31, 2014
		Quoted Prices in Active Markets for Identical Assets	Significant Other Observable Inputs
Description	Total	(Level 1)	(Level 2)
Financial assets:
Cash and cash equivalents	$445	$445	$—
Restricted assets	11,246	—	11,246
Total	$11,691	$445	$11,246
Financial liabilities:
Notes payable and long-term debt	$35,387	—	$35,387
Total	$35,387	$—	$35,387

Liggett Group LLC and Subsidiaries
Notes to Consolidated Financial Statements
December 31, 2015, 2014 and 2013
(in thousands of dollars)

(t) New Accounting Pronouncements

In February 2016, The Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2015-17, Leases. The new standard establishes a right-of-use (ROU) model that requires a lessee to record a ROU asset and a lease liability on the balance sheet for all leases with terms longer than 12 months. Leases will be classified as either finance or operating, with classification affecting the pattern of expense recognition in the income statement. The new standard is effective for fiscal years beginning after December 15, 2018, including interim periods within those fiscal years. A modified retrospective transition approach is required for lessees for capital and operating leases existing at, or entered into after, the beginning of the earliest comparative period presented in the financial statements, with certain practical expedients available. The Company is evaluating the effect that this guidance will have on its consolidated financial statements.

In January 2016, the Financial Accounting Standards Board (“FASB”) issued ASU 2016-01, Financial Instruments--Overall (Subtopic 825-10): Recognition and Measurement of Financial Assets and Financial Liabilities, which amends the guidance in U.S. GAAP on the classification and measurement of financial instruments. Changes to the current guidance primarily affects the accounting for equity investments, financial liabilities under the fair value option, and the presentation and disclosure requirements for financial instruments. In addition, the ASU clarifies guidance related to the valuation allowance assessment when recognizing deferred tax assets resulting from unrealized losses on available-for-sale debt securities. The new standard is effective for fiscal years and interim periods beginning after December 15, 2017, and upon adoption, an entity should apply the amendments by means of a cumulative-effect adjustment to the balance sheet at the beginning of the first reporting period in which the guidance is effective. Early adoption is not permitted except for the provision to record fair value changes for financial liabilities under the fair value option resulting from instrument-specific credit risk in other comprehensive income. The Company is evaluating the effect that this guidance will have on its consolidated financial statements.

In August 2015, FASB issued ASU 2015-15, Interest - Imputation of Interest (Subtopic 835-30): Presentation and Subsequent Measure of Debt Issuance Costs Associated with Line-of-Credit Arrangements (Amendments to SEC Paragraphs Pursuant to Staff Announcement at June 18, 2015 EITF Meeting), which codifies an Securities and Exchange Commission staff announcement that entities are permitted to defer and present debt issuance costs related to line-of-credit arrangement as assets. Given the absence of authoritative guidance within ASU 2015-03 for debt issuance costs related to line-of-credit arrangements, ASU 2015-15 clarifies that the Securities and Exchange Commission staff would not object to an entity deferring and presenting debt issuance costs as an asset and subsequently amortizing the deferred debt issuance costs ratably over the term of the line-of-credit arrangement, regardless of whether there are any outstanding borrowings on the line-of-credit arrangement. This guidance is effective immediately and will be applied prospectively to any line-of-credit arrangements entered into subsequent to the effective date.

In April 2015, FASB issued ASU 2015-03, Simplifying the Presentation of Debt Issuance Costs (“ASU 2015-03”), which requires that debt issuance costs related to a recognized debt liability be presented in the balance sheet as a direct deduction from the carrying amount of that debt liability, consistent with debt discounts. The recognition and measurement guidance for debt issuance costs are not affected. Upon adoption, the Company will apply the new guidance on a retrospective basis and adjust the balance sheet of each individual period presented to reflect the period-specific effects of applying the new guidance. This guidance is effective for the Company beginning January 1, 2016. The Company is evaluating the effect that this guidance will have on its consolidated financial statements.

In February 2015, FASB issued ASU 2015-02, Consolidation: Amendments to the Consolidation Analysis (“ASU 2015-02”). ASU 2015-02 amends the consolidation requirements and significantly changes the consolidation analysis required. ASU 2015-02 requires management to reevaluate all legal entities under a revised consolidation model specifically (1) modify the evaluation of whether limited partnership and similar legal entities are VIEs, (2) eliminate the presumption that a general partner should consolidate a limited partnership, (3) affect the consolidation analysis of reporting entities that are involved with VIEs particularly those that have fee arrangements and related party relationships, and (4) provide a scope exception from consolidation guidance for reporting entities with interests in legal entities that are required to comply with or operate in accordance with requirements that are similar to those in Rule 2a-7 of the Investment Act of 1940 for registered money market funds. The guidance is effective for the Company beginning January 1, 2016. Early adoption is permitted. The Company is evaluating the effect that this guidance will have on its consolidated financial statements.

Liggett Group LLC and Subsidiaries
Notes to Consolidated Financial Statements
December 31, 2015, 2014 and 2013
(in thousands of dollars)

In May 2014, FASB issued ASU 2014-9, Revenue from Contracts with Customers (Topic 606), (“ASU 2014-9”). ASU 2014-9 outlines a new, single comprehensive model for entities to use in accounting for revenue arising from contracts with customers and supersedes most current revenue recognition guidance, including industry-specific guidance. Under the new model, recognition of revenue occurs when a customer obtains control of promised goods or services in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. In addition, the new standard requires that reporting companies disclose the nature, amount, timing, and uncertainty of revenue and cash flows arising from contracts with customers. The new standard is effective for annual reporting periods beginning after December 15, 2018, with early adoption permitted for annual reporting periods beginning subsequent to December 15, 2016. The new standard is required to be applied retrospectively to each prior reporting period presented or with the cumulative effect of initially applying it recognized at the date of initial application. The Company has not yet selected a transition method and it has not determined the impact of the new standard on its consolidated financial statements.

(u) Concentrations of Credit Risk

Financial instruments which potentially subject the Company to concentrations of credit risk consist principally of trade receivables.

Liggett’s customers are primarily candy and tobacco distributors, the military and large grocery, drug and convenience store chains. Two wholesale customers accounted for 20% and 11% of Liggett's revenues in 2015, two wholesale customers accounted for 21% and 10% of Liggett’s revenues in 2014, and two wholesale customers accounted for 19% and 11% of Liggett's revenues in 2013, respectively. Concentrations of credit risk with respect to trade receivables are generally limited due to the large number of customers, located primarily throughout the United States. Liggett's largest single customer receivable balance represented approximately 11% and 13% of net accounts receivable at December 31, 2015 and 2014, respectively. Ongoing credit evaluations of customers’ financial condition are performed and, generally, no security is required. Liggett maintains reserves for potential credit losses and such losses, in the aggregate, have generally not exceeded management’s reserves.

Liggett maintains cash deposits and money market accounts with major banks which from time to time may exceed federally insured limits. The Company periodically assesses the financial condition of the institutions and believes the risk of loss is minimal.

(v) Subsequent Events

The Company has evaluated events that occurred subsequent to December 31, 2015, through the financial statement issue date of March 8, 2016, and determined there were no other recordable or reportable subsequent events.

2.	Inventories

Inventories consist of the following at December 31:

	2015	2014
Leaf tobacco	$49,856	$49,948
Other raw materials	3,525	3,512
Work-in-process	789	879
Finished goods	53,632	54,561
Inventories at current cost	107,802	108,900
LIFO adjustment	(28,984)	(29,691)
Inventories, net	$78,818	$79,209
The Company's inventories excluding amounts related to Master Settlement Agreement ("MSA") cost and federal excise taxes, at December 31, 2015 and December 31, 2014 have been reported under the LIFO method. The $28,984 LIFO

Liggett Group LLC and Subsidiaries
Notes to Consolidated Financial Statements
December 31, 2015, 2014 and 2013
(in thousands of dollars)

adjustment as of December 31, 2015 decreases the cost of current inventories by $19,863 for leaf tobacco, $643 for other raw materials, $33 for work-in-process and $8,445 for finished goods. The $ 29,691 LIFO adjustment as of December 31, 2014 decreases the cost of current inventories by $19,941 for leaf tobacco, $861 for other raw materials, $39 for work-in-process and $8,850 for finished goods.
Cost of goods sold was reduced by $1,703 for the year ended December 31, 2015 due to liquidations of LIFO inventories.
The Company has a leaf inventory management program whereby, among other things, it is committed to purchase certain quantities of leaf tobacco. The purchase commitments are for quantities not in excess of anticipated needs and are at prices, including carrying costs, established at the date of the commitment. Liggett had purchase commitments of approximately $15,466 at December 31, 2015. The Company entered into a single source supply agreement for fire safe cigarette paper through 2019.
The Company capitalizes the incremental cost of the MSA and federal excise taxes relating to ending inventory. Liggett capitalizes in inventory that portion of its MSA liability related to cigarettes shipped to public warehouses but not sold. The amount of capitalized MSA cost in "Finished goods" inventory was $13,221 and $11,651 at December 31, 2015 and 2014, respectively. Federal Excise Tax in inventory was $ 19,631 and $18,361 at December 31, 2015 and 2014, respectively.

3.    Property, Plant and Equipment

Property, plant and equipment consists of the following at December 31:

	2015	2014
Land and land improvements	$1,442	$1,442
Buildings	16,776	16,286
Machinery and equipment	139,397	136,450
Property, plant and equipment	157,615	154,178
Less accumulated depreciation	(110,350)	(100,665)
Property, plant and equipment, net	$47,265	$53,513

Depreciation expense for the years ended December 31, 2015, 2014 and 2013 was $11,323, $10,822, and $9,436, respectively. Future machinery and equipment purchase commitments were $832 and $3,266 at December 31, 2015 and 2014, respectively.

4.    Employee Benefits Plans

Defined Benefit Plans

Liggett sponsors three defined benefit pension plans (two qualified and one non-qualified) covering virtually all individuals who were employed by Liggett on a full-time basis prior to 1994. Future accruals of benefits under these three defined benefit plans were frozen between 1993 and 1995. These benefit plans provide pension benefits for eligible employees based primarily on their compensation and length of service. Contributions are made to the two qualified pension plans in amounts necessary to meet the minimum funding requirements of the Employee Retirement Income Security Act of 1974. The plans’ assets and benefit obligations were measured at December 31, 2015 and 2014, respectively.

Liggett Group LLC and Subsidiaries
Notes to Consolidated Financial Statements
December 31, 2015, 2014 and 2013
(in thousands of dollars)

During 2015, 2014 and 2013, Vector sponsored the Supplemental Executive Retirement Plan ("SERP") where Vector will pay supplemental retirement benefits to certain key employees, including certain executive officers of Liggett. In January 2006, Vector amended and restated its SERP (the "Amended SERP"), effective January 1, 2005. The amendments to the plan were intended, among other things, to cause the plan to meet the applicable requirements of Section 409A of the Internal Revenue Code. The Amended SERP is intended to be unfunded for tax purposes, and payments under the Amended SERP will be made out of Vector's general assets. Under the Amended SERP, the benefit payable to a participant at his normal retirement date is a lump sum amount which is the actuarial equivalent of a predetermined annual retirement benefit set by Vector's board of directors. Normal retirement date is defined as the January 1 following the attainment by the participant of the latter of age 60 or the completion of eight years of employment following January 1, 2002 with Vector or a subsidiary.

At December 31, 2015, the aggregate lump sum equivalents of the annual retirement benefits payable under the Amended SERP to senior officers at normal retirement dates occurring during the following years is as follows: 2016 - $0; 2017 - $ 0; 2018 - $0; 2019 - $0; 2020 - $7,111 and 2021 - 2025- $0. In the case of a participant who becomes disabled prior to his normal retirement date of whose service is terminated without cause, the participant's benefit consists of a pro-rata portion of the full projected retirement benefit to which he would have been entitled had he remained employed through his normal retirement date, as actuarially discounted back to the date of payment. A participant who dies while working for Vector or a subsidiary (and before becoming disabled or attaining his normal retirement date) will be paid an actuarially discounted equivalent of his projected retirement benefit; conversely, a participant who retires beyond his normal retirement date will receive an actuarially increased equivalent of his projected retirement benefit.

Postretirement Medical and Life Plans

The Company provides certain postretirement medical and life insurance benefits to certain employees and retirees. Substantially all manufacturing employees as of December 31, 2015 are eligible for postretirement medical benefits if they reach retirement age while working for Liggett or certain affiliates. Retirees are required to fund 100% of participant medical premiums and, pursuant to union contracts, Liggett reimburses approximately 219 hourly retirees, who retired prior to 1991, for Medicare Part B premiums. In addition, Liggett Vector Brands provides life insurance benefits to approximately 164 active employees and 402 retirees who have reached retirement age and are eligible to receive benefits under one of the Company’s defined benefit pension plans. The Company’s postretirement liabilities are comprised of Medicare Part B and life insurance premiums

The following table provides a reconciliation of benefit obligations, plan assets and the funded status of the pension plans and other postretirement benefits:

Liggett Group LLC and Subsidiaries
Notes to Consolidated Financial Statements
December 31, 2015, 2014 and 2013
(in thousands of dollars)

			Other
	Pension Benefits		Postretirement Benefits
	2015	2014	2015	2014
Change in benefit obligation
Benefit obligation at January 1	$(117,550)	$(119,642)	$(9,031)	$(8,899)
Service cost	(350)	(350)	(8)	(9)
Interest cost	(4,093)	(5,258)	(371)	(430)
Benefits paid (including expenses)	10,369	10,530	523	552
Plan settlements	17,047	—	—	—
Special termination benefits	(3,831)	—	—	—
Actuarial (loss) gain	3,955	(2,830)	453	(245)
Benefit obligation at December 31	$(94,453)	$(117,550)	$(8,434)	$(9,031)
Change in plan assets
Fair value of plan assets at January 1	$134,017	$137,036	$—	$—
Actual return on plan assets	(327)	7,162	—	—
Contributions	346	349	523	552
Plan settlements	(17,047)	—	—	—
Benefits paid (including expenses)	(10,369)	(10,530)	(523)	(552)
Fair value of plan assets at December 31	$106,620	$134,017	$—	$—
Funded status at December 31	$12,167	$16,467	$(8,434)	$(9,031)
Amounts recognized in the balance sheet:
Prepaid pension cost	$20,650	$25,032	$—	$—
Other accrued expenses	(319)	(324)	(595)	(607)
Non-current employee benefit liabilities	(8,164)	(8,241)	(7,839)	(8,424)
Net amounts recognized	$12,167	$16,467	$(8,434)	$(9,031)

	Pension Benefits			Other Postretirement Benefits
	2015	2014	2013	2015	2014	2013
Service cost — benefits earned during the period	$350	$350	$734	$8	$9	$16
Interest cost on projected benefit obligation	4,094	5,258	4,726	371	430	417
Expected return on assets	(7,378)	(8,518)	(7,914)	—	—	—
Settlement loss	3,214	—	243	—	—	—
Special termination benefit charge	3,831	—	—	—	—
Amortization of net loss (gain)	703	719	1,465	(97)	(60)	(64)
Net (income) expense	$4,814	$(2,191)	$(746)	$282	$379	$369

The following table summarizes amounts in accumulated other comprehensive loss that are expected to be recognized as components of net periodic benefit cost (credit) for the year ending December 31, 2016.

Liggett Group LLC and Subsidiaries
Notes to Consolidated Financial Statements
December 31, 2015, 2014 and 2013
(in thousands of dollars)

	Defined Benefit Pension Plans	Post - Retirement Plans	Total
Actuarial loss (gain)	$894	$(75)	$819

As of December 31, 2015, current year accumulated other comprehensive income (loss), before income taxes, consists of the following:

	Defined Benefit Pension Plans	Post- Retirement Benefits	Total
Accumulated other comprehensive (loss) income as of January 1, 2015	$(24,724)	$582	$(24,142)
Amortization of gain (loss)	703	(97)	606
Effect of settlement	3,214	—	3,214
Net loss (gain) arising during the year	(3,751)	453	(3,298)
Accumulated other comprehensive (loss) income as of December 31, 2015	$(24,558)	$938	$(23,620)

As of December 31, 2014, current year accumulated other comprehensive income (loss), before income taxes, consist of the following:

	Defined Benefit Pension Plans	Post- Retirement Benefits	Total
Accumulated other comprehensive (loss) income as of January 1, 2014	$(21,257)	$886	$(20,371)
Amortization of gain (loss)	719	(60)	659
Net gain arising during the year	(4,186)	(244)	(4,430)
Accumulated other comprehensive (loss) income as of December 31, 2014	$(24,724)	$582	$(24,142)

As of December 31, 2015, two of the Company’s four defined benefit plans experienced accumulated benefit obligations in excess of plan assets, for which in the aggregate the projected benefit obligation, accumulated benefit obligation and fair value of plan assets were $8,483, $8,483 and $0, respectively. As of December 31, 2014, two of the Company’s four defined benefit plans experienced accumulated benefit obligations in excess of plan assets, for which in the aggregate the projected benefit obligation, accumulated benefit obligation and fair value of plan assets were $8,565, $8,565 and $0, respectively.

	Pension Benefits			Other Postretirement Benefits
	2015	2014	2013	2015	2014	2013
Weighted average assumptions:
Discount rates — benefit obligation	3.75% - 4.50%	2.75% - 4.00%	3.00% - 4.75%	4.75%	4.25%	5.00%
Discount rates — service cost	2.75% - 4.25%	3.00% - 4.75%	2.25% - 4.00%	4.25%	5.00%	4.25%
Assumed rates of return on invested assets	6.00%	6.50%	6.50%	—	—	—
Salary increase assumptions	N/A	N/A	N/A	3.00%	3.00%	3.00%

Liggett Group LLC and Subsidiaries
Notes to Consolidated Financial Statements
December 31, 2015, 2014 and 2013
(in thousands of dollars)

Discount rates were determined by a quantitative analysis examining the prevailing prices of high quality bonds to determine an appropriate discount rate for measuring obligations. The aforementioned analyzes the cash flow from each of the Company’s three qualified defined benefit plans as well as a separate analysis of the cash flows from the postretirement medical and life insurance plans sponsored by the Company. The aforementioned analyses then construct a hypothetical bond portfolio whose cash flow from coupons and maturities match the year-by-year, projected benefit cash flow from the respective pension or retiree health plans. The Company uses the lower discount rate derived from the two independent analyses in the computation of the benefit obligation and service cost for each respective retirement liability. The Company uses the discount rate derived from the analysis in the computation of the benefit obligation and service cost for all the plans respective retirement liability.

The Company considers input from its external advisors and historical returns in developing its expected rate of return on plan assets. The expected long-term rate of return is the weighted average of the target asset allocation of each individual asset class. The Company’s actual 10-year annual rate of return on its pension plan assets was 6.0%, 6.6%, and 7.2% for the years ended December 31, 2015, 2014 and 2013, respectively, and the Company’s actual five-year annual rate of return on its pension plan assets was 6.3%, 9.8%, and 13.6% for the years ended December 31, 2015, 2014 and 2013, respectively.

Gains and losses resulting from changes in actuarial assumptions and from differences between assumed and actual experience, including, among other items, changes in discount rates and changes in actual returns on plan assets as compared to assumed returns. These gains and losses are only amortized to the extent that they exceed 10% of the greater of Projected Benefit Obligation and the fair value of assets. For the year ended December 31, 2015, Liggett used a 16.16 - year period for its Hourly Plan and a 15.99- year period for its Salaried Plan to amortize pension fund gains and losses on a straight line basis. Such amounts are reflected in the pension expense calculation beginning the year after the gains or losses occur. The amortization of deferred losses negatively impacts pension expense in the future.

Plan assets are invested employing multiple investment management firms. Managers within each asset class cover a range of investment styles and focus primarily on issue selection as a means to add value. Risk is controlled through a diversification among asset classes, managers, styles and securities. Risk is further controlled both at the manager and asset class level by assigning excess return and tracking error targets. Investment managers are monitored to evaluate performance against these benchmark indices and targets.

Allowable investment types include equity, investment grade fixed income, high yield fixed income, hedge funds and short term investments. The equity fund is comprised of common stocks and mutual funds of large, medium and small companies, which are predominantly U.S. based. The investment grade fixed income fund includes managed funds investing in fixed income securities issued or guaranteed by the U.S. government, or by its respective agencies, mortgage backed securities, including collateralized mortgage obligations, and corporate debt obligations. The high yield fixed income fund includes a fund which invests in non-investment grade corporate debt securities. The hedge funds invest in both equity, including common and preferred stock, and debt obligations, including convertible debentures, of private and public companies. The Company generally utilizes its short term investments, including interest-bearing cash, to pay benefits and to deploy in special situations.

Effective November 29, 2012, the Liggett Employee Benefits Committee revised its target assets allocation to equal 50.0% equity investments, 30.0% investment grade fixed income, 10.0% high yield fixed income, 5.0% alternative investments (including hedge funds and private equity funds) and 5.0% short-term investments, with a rebalancing range of approximately plus or minus 5% around the target asset allocations.

Liggett Group LLC and Subsidiaries
Notes to Consolidated Financial Statements
December 31, 2015, 2014 and 2013
(in thousands of dollars)

Liggett’s defined benefit retirement plan allocations at December 31, 2015 and 2014, by asset category, were as follows:

	Plan Assets At December 31,
	2015	2014
Asset category
Equity securities	51%	50%
Investment grade fixed income securities	30%	29%
High yield fixed income securities	11%	10%
Alternative investments	3%	5%
Short-term investments	5%	6%
	100%	100%

The defined benefit plans' recurring financial assets and liabilities subject to fair value measurements and the necessary disclosures are as follows:

	Fair Value Measurements as of December 31, 2015
		Quoted Prices in Active Markets for Identical Assets	Significant Other Observable Inputs	Significant Unobservable Inputs
Description	Total	(Level 1)	(Level 2)	(Level 3)
Assets:
Insurance contracts	$1,760	$—	$1,760	$—
Amounts in individually managed investment accounts:
Cash	5,429	5,429	—	—
U.S. equity securities	28,434	28,434	—	—
Common collective trusts	56,327	—	56,327	—
Investment partnership	14,670	—	11,256	3,414
Total	$106,620	$33,863	$69,343	$3,414

	Fair Value Measurements as of December 31, 2014
		Quoted Prices in Active Markets for Identical Assets	Significant Other Observable Inputs	Significant Unobservable Inputs
Description	Total	(Level 1)	(Level 2)	(Level 3)
Assets:
Insurance contracts	$1,762	$—	$1,762	$—
Amounts in individually managed investment accounts:
Cash	8,319	8,319	—	—
U.S. equity securities	42,046	42,046	—	—
Common collective trusts	61,877	—	61,877	—
Investment partnership	20,013	—	13,189	6,824
Total	$134,017	$50,365	$76,828	$6,824

Liggett Group LLC and Subsidiaries
Notes to Consolidated Financial Statements
December 31, 2015, 2014 and 2013
(in thousands of dollars)

The fair value determination disclosed above of assets as Level 3, under the fair value hierarchy, was determined based on unobservable inputs and were based on company assumptions, and information obtained from the investments based on the indicated market values of the underlying assets of the investment portfolio. The fair value of investments included in Level 1 are based on quoted market prices from the various stock exchanges. The Level 2 investments are based on quoted market prices of similar investments.

The changes in the fair value of these Level 3 investments as of December 31, 2015 and 2014 were as follows:

	2015	2014
Prior year balance	$6,824	$9,031
Distributions	(2,904)	(1,018)
Transfers	—	(641)
Unrealized gain (loss) on long-term investments	(470)	3,403
Realized gain on long-term investments	(36)	(3,951)
Balance as of December 31	$3,414	$6,824

For 2015 measurement purposes, annual increases in Medicare Part B trends were assumed to equal rates between 1.29% and 17.92% between 2016 and 2023 and 4.5% after 2023. For 2014 measurement purposes, annual increases in Medicare Part B trends were assumed to equal rates between 1.53% and 6.29% between 2015 and 2022 and 4.5% after 2022.

Assumed health care cost trend rates have a significant effect on the amounts reported for the health care plans. A 1% change in assumed health care cost trend rates would have the following effects:

	1% Increase	1% Decrease
Effect on total of service and interest cost components	$4	$(4)
Effect on benefit obligation	$79	$(74)

The Company does not currently anticipate that it will be required to make any contributions to comply with ERISA’s minimum funding requirements, for the pension plan year beginning on January 1, 2016 and ending on December 31, 2016. Any additional funding obligation that the Company may have for subsequent years is contingent on several factors and is not reasonably estimable at this time.

Estimated future pension and postretirement medical benefits payments are as follows:

	Pension	Postretirement Medical
2016	$9,548	$595
2017	9,053	618
2018	8,618	607
2019	8,139	609
2020	14,786	606
2021-2025	31,876	2,953

Liggett Group LLC and Subsidiaries
Notes to Consolidated Financial Statements
December 31, 2015, 2014 and 2013
(in thousands of dollars)

Profit Sharing Plans

Liggett Vector Brands maintains 401(k) plans for substantially all employees which allow eligible employees to invest a percentage of their pre-tax compensation. Liggett Vector Brands is obligated to match a certain portion of employee contributions to the 401(k) plans. Accordingly, Liggett Vector Brands recorded contribution expenses of $1,127, $1,154, and $1,114 for the years ended December 31, 2015, 2014 and 2013, respectively, in operating, selling, administrative and general expenses and cost of goods sold.

5.    Income Taxes

Pursuant to a tax allocation agreement amended in 1999, the amounts provided for as currently payable for federal income taxes are based on the Company’s pre-tax income for financial reporting purposes. The Company expenses and pays Vector their portion of the Vector consolidated income tax expense in accordance with the tax allocation agreement.

The Company, as a single-member limited liability company, is a disregarded entity for federal income tax purposes; thus its operations are included in the income tax returns of its parent. The Company records its income tax provision pursuant to its tax sharing arrangement with its parent company on a GAAP income before tax basis, and in accordance with the terms of such agreement, no federal deferred tax assets or deferred liabilities are recorded.  Further, in accordance with the agreement, for state and local purposes, the Company records deferred tax assets and liabilities. If the Company were to record a federal deferred income tax provision, it would record a $4.6 million federal deferred tax asset.

While these payments have been made to the Vector Group Ltd., they may not have been formally remitted to the Internal Revenue Service and may still represent a liability at the Vector Group Ltd. level.

The amounts provided for income taxes are as follows:

	2015	2014	2013
Current
Federal	$58,763	$57,662	$26,910
State	14,494	15,235	9,083
	$73,257	$72,897	$35,993
Deferred
Federal	$(4)	$30	$—
State	(1,849)	(2,828)	(3,296)
	(1,853)	(2,798)	(3,296)
Total tax provision	$71,404	$70,099	$32,697

Liggett Group LLC and Subsidiaries
Notes to Consolidated Financial Statements
December 31, 2015, 2014 and 2013
(in thousands of dollars)

Temporary differences which give rise to a significant portion of deferred tax assets and liabilities are as follows as of December 31:

	2015		2014
	Deferred Tax		Deferred Tax
	Asset	Liability	Asset	Liability
Sales and product allowances	$357	$—	$333	$—
Inventories	—	1,467	124	1,730
Property, plant and equipment	—	2,209	—	2,806
Employee benefit plan accruals	296	—	1,144	974
Tobacco litigation settlements	4,495	—	3,727	—
Forward contracts	2	—	6	—
Other	92	—	116	—
Total deferred tax	$5,242	$3,676	$5,450	$5,510

Differences between the amounts provided for income taxes and amounts computed at the federal statutory tax rates are summarized as follows for the years ended December 31:

	2015	2014	2013
Income before income taxes	$189,688	$177,759	$87,883

Federal income tax at statutory rate	$66,391	$62,216	$30,758
Increases (decreases) resulting from:
State income taxes, net of federal income tax benefits	8,631	8,111	3,999
Impact of domestic production deduction	(3,557)	(327)	(2,060)
Impact of other non-taxable differences	(61)	99	—
Income tax expense	$71,404	$70,099	$32,697

There were no unrecognized tax benefits for the years ended December 31, 2015, 2014 and 2013, respectively. The Company classifies all tax-related interest and penalties as income tax expense.

In 2013, the Internal Revenue Service concluded an audit of Vector's income tax return for the year ended December 31, 2009. There was no material impact on the Company’s consolidated financial statements as a result of the audit.

6.    Long-Term Debt

Long-term debt consists of the following at December 31:

	2015	2014
Borrowings under revolving credit facility	$3,213	$17,766
Term loan under revolving credit facility	3,269	3,589
Equipment loans	9,716	14,014
Other	55	—
	16,253	35,369
Less current maturities	(8,734)	(27,248)
Amount due after one year	$7,519	$8,121

Liggett Group LLC and Subsidiaries
Notes to Consolidated Financial Statements
December 31, 2015, 2014 and 2013
(in thousands of dollars)

The following table sets forth the future principal payment obligations:

Year Ending December 31,
2016	$8,734
2017	2,173
2018	1,922
2019	1,099
2020	2,325
Thereafter	—
$16,253

Revolving Credit Facility and Term Loan Under Credit Facility:

On January 14, 2015, Liggett and 100 Maple LLC ("Maple"), a subsidiary of Liggett, entered into a Third Amended and Restated Credit Agreement (the “Credit Agreement”), with Wells Fargo Bank, National Association (“Wells Fargo”), as agent and lender. The Credit Agreement governs a $60,000 credit facility (the “Credit Facility”) that consists of a revolving credit facility of up to $60,000 borrowing capacity (the “Revolver”) and a $3,600 term loan (the “Term Loan”) that is within the $60,000 commitment under the Credit Facility and reduces the amount available under the Revolver. All borrowings under the Credit Facility (other than the Term Loan) are limited to a borrowing base equal to roughly (1) the lesser of (a) 85% of the net amount of eligible accounts receivable and (b) $10,000 plus (2) the lesser of (a) the sum of (I) 80% of the value of eligible inventory consisting of packaged cigarettes plus (II) the lesser of (x) 60% multiplied by Liggett’s eligible cost of eligible inventory consisting of leaf tobacco and (y) 85% of the net orderly liquidation value of eligible inventory consisting of leaf tobacco and (b) $60,000, less (3) certain reserves against accounts receivable, inventory, bank products or other items which Wells Fargo, as agent, may establish from time to time in its permitted discretion. The obligations under the Credit Facility are collateralized on a first priority basis by all inventories, receivables and certain other personal property of Liggett and Maple, Liggett’s manufacturing facility and certain real property of Maple, subject to certain permitted liens. The Credit Facility amended and restated Liggett’s previous $50,000 credit facility with Wells Fargo and Maple’s existing $3,600 term loan with Wells Fargo.

The term of the Credit Facility expires on March 31, 2020. Prime rate loans under the Credit Facility bear interest at a rate equal to the greatest of (i) the Federal Funds rate plus 0.50%, (ii) LIBOR plus 1.0% and (ii) the prime rate of Wells Fargo. LIBOR rate loans under the Credit Facility bear interest at a rate equal to LIBOR plus 2.25%. The interest rate applicable to this Credit Facility at December 31, 2015 was 2.70%.

The Credit Facility permits the guaranty of Vector's 7.75% Senior Secured Notes due 2021 by each of Liggett and Maple and the pledging of certain assets of Liggett and Maple on a subordinated basis to secure their guarantees. The credit facility also grants to Wells Fargo a blanket lien on all the assets of Liggett and Maple, excluding any equipment pledged to current or future purchase money or other financiers of such equipment and excluding any real property, other than the Mebane Property and other real property to the extent its value is in excess of $5,000. Wells Fargo, Liggett, Maple and the collateral agent for the holders of our 7.75% senior secured notes have entered into an intercreditor agreement, pursuant to which the liens of the collateral agent on the Liggett and Maple assets will be subordinated to the liens of Wells Fargo on the Liggett and Maple assets.

The Credit Facility contains customary affirmative and negative covenants, including covenants that limit Liggett’s, Maple’s and their subsidiaries’ ability to incur, create or assume certain indebtedness, to incur or assume certain liens, to purchase, hold or acquire certain investments, to declare or make certain dividends and distributions and to engage in certain mergers, consolidations and asset sales. The Credit Facility also requires the Company to comply with specified financial covenants, including that Liggett's earnings before interest, taxes, depreciation and amortization ("EBITDA"), as defined under the Credit Facility, on a trailing twelve month basis, shall not be less than $100,000 if Liggett's excess availability, as defined under the Credit Facility, is less than $20,000. The covenants also require that annual capital expenditures, as defined under the Credit Facility (before a maximum carryover amount of $10,000), shall not exceed

Liggett Group LLC and Subsidiaries
Notes to Consolidated Financial Statements
December 31, 2015, 2014 and 2013
(in thousands of dollars)

$20,000 during any fiscal year. The Credit Facility also contains customary events of default. The Credit Facility requires Liggett’s compliance with certain financial and other covenants including a restriction on Liggett’s ability to pay cash dividends unless Liggett’s borrowing availability, as defined, under the credit facility for the 30-day period prior to the payment of the dividend, and after giving effect to the dividend, was at least $5,000 and no event of default had occurred under the agreement, including Liggett’s compliance with the covenants in the credit facility. Liggett was in compliance with these covenants as of December 31, 2015.

Term Loan under Credit Facility:

Within the commitment under the Credit Facility, Wells Fargo holds a mortgage on Liggett’s manufacturing facility through a Term Loan with Maple. The outstanding balance under the Term Loan is $3,269 as of December 31, 2015. The Term Loan bears an interest rate equal to LIBOR + 2.25%. Monthly principal payments of $25 are due under the Term Loan on the first day of each month with the unpaid principal balance of approximately $2,000 due at maturity on March 1, 2020.

As of December 31, 2015, a total of $6,482 was outstanding under the revolving and term loan portions of the credit facility. Availability as determined under the facility was approximately $51,452 based on eligible collateral at December 31, 2015.

Fair Value of Notes Payable and Long-Term Debt:

	December 31, 2015		December 31, 2014
	Carrying	Fair	Carrying	Fair
	Value	Value	Value	Value
Notes payable and long-term debt	$16,253	$16,246	$35,369	$35,387

Notes payable and long-term debt are carried on the balance sheet at amortized cost. The fair value determination disclosed above would be classified as Level 2 under the fair value hierarchy disclosed in Note 1 if such liabilities were recorded on the consolidated balance sheet at fair value. The estimated fair value of the Company's notes payable and long-term debt has been determined by the Company using available market information and appropriate valuation methodologies. However, considerable judgment is required to develop the estimates of fair value and, accordingly, the estimate presented herein are not necessarily indicative of the amount that could be realized in a current market exchange.

Equipment Loans

In 2013, Liggett entered into two financing agreements for a total of $6,580 related to the purchase of equipment. The weighted average interest rate of the outstanding debt is 4.66% per annum and the interest rates on the two notes are 3.28% and 4.99%. Total monthly installments are approximately $181.

In 2014, Liggett entered into three financing agreements for a total of $5,115 related to the purchase of equipment. The weighted average interest rate of the outstanding debt is 5.02% per annum and the interest rates on the three notes are from 4.98% to 5.04%. Total monthly installments are approximately $95. Liggett also refinanced $2,843 of debt related to equipment purchased in 2011. The refinanced debt had an interest rate of 5.63% and a remaining term of 21 months. The new debt carries an interest rate of 4.49% and a term of 36 months.

In 2015, Liggett entered into two financing agreements for a total of $1,765 related to the purchase of equipment. The weighted average interest rate of the outstanding debt is 4.79% per annum and the interest rate on the various notes ranges between 4.49% and 4.85% and is payable in installments of 60 months. Total monthly installments are approximately $33.

At December 31, 2015 and 2014, the Company had $9,711 and $14,014, respectively, outstanding under these equipment loans and capital leases.

Each of these equipment loans is collateralized by the equipment they finance.

Liggett Group LLC and Subsidiaries
Notes to Consolidated Financial Statements
December 31, 2015, 2014 and 2013
(in thousands of dollars)

7.     Leases

The Company leases facilities and equipment used in operations under both month-to-month and fixed term agreements. The aggregate minimum rentals under operating leases with non-cancelable terms of one year or more as of December 31, 2015 included in operating, selling, administrative and general expenses are as follows:

Lease Commitments
Year Ending December 31,
2016	$2,263
2017	671
2018	623
2019	84
2020	36
Thereafter	—
$3,677

Rental expense for the years ended December 31, 2015, 2014, and 2013, amounted to $3,398, $3,897, and $3,789, respectively.

8.    Commitments and Contingencies

Tobacco-Related Litigation:

Overview. Since 1954, Liggett and other United States cigarette manufacturers have been named as defendants in numerous direct, third-party and purported class actions predicated on the theory that cigarette manufacturers should be liable for damages alleged to have been caused by cigarette smoking or by exposure to secondary smoke from cigarettes. The cases have generally fallen into the following categories: (i) smoking and health cases alleging personal injury brought on behalf of individual plaintiffs (“Individual Actions”); (ii) lawsuits by individuals requesting the benefit of the Engle ruling (“Engle progeny cases”); (iii) smoking and health cases primarily alleging personal injury or seeking court-supervised programs for ongoing medical monitoring, as well as cases alleging that use of the terms “lights” and/or “ultra lights” constitutes a deceptive and unfair trade practice, common law fraud or violation of federal law, purporting to be brought on behalf of a class of individual plaintiffs (“Class Actions”); and (iv) health care cost recovery actions brought by various foreign and domestic governmental plaintiffs and non-governmental plaintiffs seeking reimbursement for health care expenditures allegedly caused by cigarette smoking and/or disgorgement of profits (“Health Care Cost Recovery Actions”). With the commencement of new cases, the defense costs and the risks relating to the unpredictability of litigation increase. The future financial impact of the risks and expenses of litigation are not quantifiable. For the years ended December 31, 2015, 2014 and 2013, Liggett incurred tobacco product liability legal expenses and costs totaling $26,987, $9,944 and $9,321, respectively. The 2013 costs exclude a charge of $86,213 associated with the Engle progeny settlement discussed below. The tobacco product liability legal expenses and costs are included in the operating, selling, administrative and general expenses and litigation settlement and judgment expense line items in the Consolidated Statements of Operations.
Litigation is subject to uncertainty and it is possible that there could be adverse developments in pending cases. Management reviews on a quarterly basis with counsel all pending litigation and evaluates the probability of a loss being incurred and whether an estimate can be made of the possible loss or range of loss that could result from an unfavorable outcome. An unfavorable outcome or settlement of pending tobacco-related litigation could encourage the commencement of additional litigation. Damages awarded in tobacco-related litigation can be significant.

Liggett Group LLC and Subsidiaries
Notes to Consolidated Financial Statements
December 31, 2015, 2014 and 2013
(in thousands of dollars)

Bonds. Although Liggett has been able to obtain required bonds or relief from bonding requirements in order to prevent plaintiffs from seeking to collect judgments while adverse verdicts are on appeal, there remains a risk that such relief may not be obtainable in all cases. This risk has been reduced given that a majority of states now limit the dollar amount of bonds or require no bond at all. To obtain stays on judgments pending current appeals, Liggett has secured approximately $15,767 in bonds as of February 29, 2016.
In June 2009, Florida amended its existing bond cap statute by adding a $200,000 bond cap that applies to all Engle progeny cases in the aggregate and establishes individual bond caps for individual Engle progeny cases in amounts that vary depending on the number of judgments in effect at a given time. In several cases, plaintiffs challenged the constitutionality of the bond cap statute, but to date the courts have upheld the constitutionality of the statute. It is possible that the Company’s consolidated financial position, results of operations, and cash flows could be materially adversely affected by an unfavorable outcome of such challenges.
Accounting Policy. The Company and its subsidiaries record provisions in their consolidated financial statements for pending litigation when they determine that an unfavorable outcome is probable and the amount of loss can be reasonably estimated. At the present time, while it is reasonably possible that an unfavorable outcome in a case may occur, except as disclosed in this Note 8: (i) management has concluded that it is not probable that a loss has been incurred in any of the pending tobacco-related cases; or (ii) management is unable to reasonably estimate the possible loss or range of loss that could result from an unfavorable outcome of any of the pending tobacco-related cases and, therefore, management has not provided any amounts in the consolidated financial statements for unfavorable outcomes, if any. Legal defense costs are expensed as incurred.
Cautionary Statement About Engle Progeny Cases. Judgments have been entered against Liggett and other industry defendants in Engle progeny cases. A number of the judgments have been affirmed on appeal and satisfied by the defendants. As of December 31, 2015, 24 Engle progeny cases where Liggett was a defendant at trial resulted in verdicts. Fifteen verdicts were returned in favor of the plaintiffs (although in two of these cases (Irimi and Cohen) the court granted defendants' motion for a new trial and nine in favor of Liggett. In four of the cases, punitive damages were awarded against Liggett. In certain cases, the judgments were entered jointly and severally with other defendants and Liggett may face the risk that one or more co-defendants decline or otherwise fail to participate in the bonding required for an appeal or to pay their proportionate or jury-allocated share of a judgment. As a result, Liggett under certain circumstances may have to pay more than its proportionate share of any bonding or judgment related amounts. Several of the judgments remain on appeal. Except as discussed in this Note 8 regarding the cases where an adverse verdict was entered against Liggett and that remain on appeal, management is unable to estimate the possible loss or range of loss from the remaining Engle progeny cases as there are currently multiple defendants in each case and, in most cases, discovery has not occurred or is limited. As a result, the Company lacks information about whether plaintiffs are in fact Engle class members (non-class members’ claims are generally time-barred), the relevant smoking history, the nature of the alleged injury and the availability of various defenses, among other things. Further, plaintiffs typically do not specify their demand for damages.
Although Liggett has generally been successful in managing litigation, litigation is subject to uncertainty and significant challenges remain, including with respect to the remaining Engle progeny cases. There can be no assurances that Liggett’s past litigation experience will be representative of future results. Judgments have been entered against Liggett in the past, in Individual Actions and Engle progeny cases, and several of those judgments were affirmed on appeal and satisfied by Liggett. It is possible that the consolidated financial position, results of operations and cash flows of the Company could be materially adversely affected by an unfavorable outcome or settlement of any of the remaining smoking-related litigation. Liggett believes, and has been so advised by counsel, that it has valid defenses to the litigation pending against it, as well as valid bases for appeal of adverse verdicts. All such cases are, and will continue to be, vigorously defended. Liggett may, however, enter into settlement discussions in particular cases if it believes it is in its best interest to do so, including the remaining Engle progeny cases. In October 2013, Liggett announced a settlement of the claims of over 4,900 Engle progeny plaintiffs (see Engle Progeny Settlement below). As of December 31, 2015, Liggett (and in certain cases Vector) had, on an individual basis, settled 171 Engle progeny cases for approximately $3,612 in the aggregate. Three of those settlements occurred in the fourth quarter of 2015.

Liggett Group LLC and Subsidiaries
Notes to Consolidated Financial Statements
December 31, 2015, 2014 and 2013
(in thousands of dollars)

Individual Actions
As of December 31, 2015, there were 40 Individual Actions pending against Liggett and, in certain cases, Vector, where one or more individual plaintiffs allege injury resulting from cigarette smoking, addiction to cigarette smoking or exposure to secondary smoke and seek compensatory and, in some cases, punitive damages. These cases do not include the remaining Engle progeny cases or the individual cases pending in West Virginia state court as part of a consolidated action. The following table lists the number of Individual Actions by state:

State	Number of Cases
Florida	15
Maryland	12
New York	7
Louisiana	2
West Virginia	2
Missouri	1
Ohio	1
The plaintiffs’ allegations of liability in cases in which individuals seek recovery for injuries allegedly caused by cigarette smoking are based on various theories of recovery, including negligence, gross negligence, breach of special duty, strict liability, fraud, concealment, misrepresentation, design defect, failure to warn, breach of express and implied warranties, conspiracy, aiding and abetting, concert of action, unjust enrichment, common law public nuisance, property damage, invasion of privacy, mental anguish, emotional distress, disability, shock, indemnity, violations of deceptive trade practice laws, the federal Racketeer Influenced and Corrupt Organizations Act (“RICO”), state RICO statutes and antitrust statutes. In many of these cases, in addition to compensatory damages, plaintiffs also seek other forms of relief including treble/multiple damages, medical monitoring, disgorgement of profits and punitive damages. Although alleged damages often are not determinable from a complaint, and the law governing the pleading and calculation of damages varies from state to state and jurisdiction to jurisdiction, compensatory and punitive damages have been specifically pleaded in a number of cases, sometimes in amounts ranging into the hundreds of millions and even billions of dollars.
Defenses raised in Individual Actions include lack of proximate cause, assumption of the risk, comparative fault and/or contributory negligence, lack of design defect, statute of limitations, equitable defenses such as “unclean hands” and lack of benefit, failure to state a claim and federal preemption.
Engle Progeny Cases
Engle Case. In May 1994, Engle was filed against Liggett and others in Miami-Dade County, Florida. The class consisted of all Florida residents who, by November 21, 1996, “have suffered, presently suffer or have died from diseases and medical conditions caused by their addiction to cigarette smoking.” In July 1999, after the conclusion of Phase I of the trial, the jury returned a verdict against Liggett and other cigarette manufacturers on certain issues determined by the trial court to be “common” to the causes of action of the plaintiff class. The jury made several findings adverse to the defendants including that defendants’ conduct “rose to a level that would permit a potential award or entitlement to punitive damages.” Phase II of the trial was a causation and damages trial for three of the class plaintiffs and a punitive damages trial on a class-wide basis before the same jury that returned the verdict in Phase I. In April 2000, the jury awarded compensatory damages of $12,704 to the three class plaintiffs, to be reduced in proportion to the respective plaintiff’s fault. In July 2000, the jury awarded approximately $145,000,000 in punitive damages, including $790,000 against Liggett.
In May 2003, Florida’s Third District Court of Appeal reversed the trial court and remanded the case with instructions to decertify the class. The judgment in favor of one of the three class plaintiffs, in the amount of $5,831, was overturned as time barred and the court found that Liggett was not liable to the other two class plaintiffs.

Liggett Group LLC and Subsidiaries
Notes to Consolidated Financial Statements
December 31, 2015, 2014 and 2013
(in thousands of dollars)

In July 2006, the Florida Supreme Court affirmed the decision vacating the punitive damages award and held that the class should be decertified prospectively, but determined that the following Phase I findings are entitled to res judicata effect in Engle progeny cases: (i) that smoking causes lung cancer, among other diseases; (ii) that nicotine in cigarettes is addictive; (iii) that defendants placed cigarettes on the market that were defective and unreasonably dangerous; (iv) that defendants concealed material information knowing that the information was false or misleading or failed to disclose a material fact concerning the health effects or addictive nature of smoking; (v) that defendants agreed to conceal or omit information regarding the health effects of cigarettes or their addictive nature with the intention that smokers would rely on the information to their detriment; (vi) that defendants sold or supplied cigarettes that were defective; and (vii) that defendants were negligent. The Florida Supreme Court decision also allowed former class members to proceed to trial on individual liability issues (using the above findings) and compensatory and punitive damage issues, provided they filed their individual lawsuits by January 2008. In December 2006, the Florida Supreme Court added the finding that defendants sold or supplied cigarettes that, at the time of sale or supply, did not conform to the representations made by defendants. In October 2007, the United States Supreme Court denied defendants’ petition for writ of certiorari.
Pursuant to the Florida Supreme Court’s July 2006 ruling in Engle, which decertified the class on a prospective basis, and affirmed the appellate court’s reversal of the punitive damages award, former class members had until January 2008 in which to file individual lawsuits. As a result, Liggett and Vector, and other cigarette manufacturers, were sued in thousands of Engle progeny cases in both federal and state courts in Florida. Although Vector was not named as a defendant in the Engle case, it was named as a defendant in substantially all of the Engle progeny cases where Liggett was named as a defendant.
Engle Progeny Settlement. In October 2013, the Company entered into a settlement with approximately 4,900 Engle progeny plaintiffs and their counsel. Pursuant to the terms of the settlement, Liggett agreed to pay a total of approximately $110,000, with approximately $61,600 paid in a lump sum and the balance to be paid in installments over 14 years, starting in February 2015. In exchange, the claims of over 4,900 plaintiffs were dismissed with prejudice against Liggett and Vector. Due to the settlement, in 2013 the Company recorded a charge of $86,213, of which $25,213 is related to certain payments discounted to their present value using an 11% annual discount rate. The Company recorded an additional charge of $643 in the first quarter of 2015 for additional cases joining the settlement and the restructuring of certain payments related to several previously settled cases. The installment payments total approximately $48,000 on an undiscounted basis. The Company’s future payments will be approximately $3,400 per annum through 2028, with a cost of living increase beginning in 2021.
Notwithstanding the comprehensive nature of the Engle Progeny Settlement, approximately 260 plaintiffs’ claims remain outstanding. Therefore, Liggett and Vector may still be subject to periodic adverse judgments which could have a material adverse affect on the Company’s consolidated financial position, results of operations and cash flows.

Liggett Group LLC and Subsidiaries
Notes to Consolidated Financial Statements
December 31, 2015, 2014 and 2013
(in thousands of dollars)

As of December 31, 2015, the following Engle progeny cases have resulted in judgments against Liggett:

Date	Case Name	County	Liggett Compensatory Damages (as adjusted) (1)	Liggett Punitive Damages	Status (2)
June 2002	Lukacs v. R.J. Reynolds	Miami-Dade	$12,418	$—	Liggett satisfied the judgment and the case is concluded.
August 2009	Campbell v. R.J. Reynolds	Escambia	156	—	Liggett satisfied the judgment and the case is concluded.
March 2010	Douglas v. R.J. Reynolds	Hillsborough	1,350	—	Liggett satisfied the judgment and the case is concluded.
April 2010	Clay v. R.J. Reynolds	Escambia	349	1,000	Liggett satisfied the judgment and the case is concluded.
April 2010	Putney v. R.J. Reynolds	Broward	3,008	—
On June 12, 2013, the Fourth District Court of Appeal reversed and remanded the case for further proceedings regarding the amount of the award. Both sides sought discretionary review from the Florida Supreme Court. In February 2016, the Florida Supreme Court reinstated the jury's verdict. The defendants moved for clarification of that order.

April 2011	Tullo v. R.J. Reynolds	Palm Beach	225	—	Liggett satisfied the judgment and other than an issue with respect to the calculation of interest on the judgment and the amount of costs owed by Liggett, the case is concluded.
January 2012	Ward v. R.J. Reynolds	Escambia	1	—	Liggett satisfied the merits judgment. Subsequently, the trial court entered a final judgment on attorneys' fees and costs for $981 and defendants appealed that judgment.
May 2012	Calloway v. R.J. Reynolds	Broward	1,530	7,600
A joint and several judgment for $16,100 was entered against R.J. Reynolds, Philip Morris, Lorillard and Liggett. On January 6, 2016, the Fourth District Court of Appeal reversed in part, including the $7,600 punitive damages award against Liggett, and remanded the case to the trial court for a new trial on certain issues. Both sides have moved for rehearing.

December 2012	Buchanan v. R.J. Reynolds	Leon	2,750	—
A joint and several judgment for $5,500 was entered against Liggett and Philip Morris. The court refused to reduce the award by decedent's comparative fault. Judgment was affirmed by the First District Court of Appeal, but the court certified an issue of conflict with another case. The defendants sought discretionary review by the Florida Supreme Court, which was declined in February 2016. The defendants are considering their appellate options.

May 2013	Cohen v. R.J. Reynolds	Palm Beach	205	—	Defendants' motion seeking a new trial was granted by the trial court. Plaintiff appealed to the Fourth District Court of Appeal. Defendants cross-appealed.
August 2013	Rizzuto v. R.J. Reynolds	Hernando	3,479	—	Liggett settled its portion of the judgment for $1,500 and the case is concluded as to Liggett.
August 2014	Irimi v. R.J. Reynolds	Broward	31	—	In January 2015, the trial court granted defendants' motion for a new trial. Plaintiff appealed to the Fourth District Court of Appeal.
October 2014	Lambert v. R.J. Reynolds	Pinellas	3,600	9,500
A final judgment was entered against Liggett for $13,100. Liggett was the only defendant at trial. In February 2016, the Second District Court of Appeal affirmed the lower court's decision without opinion. The parties reached an agreement regarding the amount of plaintiff's trial level attorneys' fees and costs in the event plaintiff prevails on appeal.

November 2014	Boatright v. R.J. Reynolds	Polk	—	300
In November 2014, the jury awarded compensatory damages in the amount of $15,000 with 15% fault apportioned to plaintiff and 85% to Philip Morris.  The jury further assessed punitive damages against Philip Morris for $19,700 and Liggett for $300. Post trial motions were denied.  A joint and several judgment was entered in the amount of $12,750 on the compensatory damages. Judgment was further entered against Liggett for $300 in punitive damages. On appeal to the Second District Court of Appeal.

June 2015	Caprio v. R.J. Reynolds	Broward	—	—
In February 2015, the jury answered certain questions on the verdict form, but were deadlocked as to others.  The jury returned a verdict of $559 in economic damages. The court entered a partial judgment and ordered a new trial on the remaining issues, including comparative fault and punitive damages.  On appeal to the Fourth District Court of Appeal.

Total Damages Awarded:			29,102	18,400
Amounts paid or compromised:			(17,978)	(1,000)
Damages remaining on Appeal:			$11,124	$17,400
(1) Compensatory damages are adjusted to reflect the jury's allocation of comparative fault and only include Liggett's jury allocated share, regardless of whether a judgment was joint and several. The amounts listed above do not include attorneys' fees or statutory interest.

(2) See Exhibit 99.1 for a more complete description of the cases currently on appeal.

Liggett Group LLC and Subsidiaries
Notes to Consolidated Financial Statements
December 31, 2015, 2014 and 2013
(in thousands of dollars)

Through December 31, 2015, Liggett paid $20,312, including interest and attorneys' fees, to satisfy the judgments in seven Engle progeny cases (Lukacs, Campbell, Douglas, Clay, Tullo, Ward, and Rizzuto).
The Company’s potential range of loss in the remaining cases on appeal is between $0 and $12,674 in the aggregate, plus interest and attorneys' fees. In determining the range of loss, the Company considers potential settlements as well as future appellate relief. Except as disclosed elsewhere in this Note 8, the Company is unable to determine a range of loss related to the remaining Engle progeny cases. The Company's consolidated balance sheet as of December 31, 2015 contains accruals for the following Engle progeny cases: Buchanan and Lambert. As cases proceed through the appellate process, the Company will consider accruals on a case-by-case basis if an unfavorable outcome becomes probable and the amount can be reasonably estimated.
Appeals of Engle Progeny Judgments. In December 2010, in the Martin case, a state court case against R.J. Reynolds, the First District Court of Appeal held that the trial court correctly construed the Florida Supreme Court’s 2006 decision in Engle in instructing the jury on the preclusive effect of the Phase I Engle findings. In July 2011, the Florida Supreme Court declined to review the First District Court of Appeal’s decision. In March 2012, the United States Supreme Court declined to review the Martin case, along with the Campbell case and two other Engle progeny cases. The Martin decision has led to additional adverse rulings by other state appellate courts.
In Jimmie Lee Brown, a state court case against R.J. Reynolds, the trial court tried the case in two phases. In the first phase, the jury determined that the smoker was addicted to cigarettes that contained nicotine and that his addiction was a legal cause of his death, thereby establishing he was an Engle class member. In the second phase, the jury determined whether the plaintiff established legal cause and damages with regard to each of the underlying claims. The jury found in favor of plaintiff in both phases. In September 2011, the Fourth District Court of Appeal affirmed the judgment entered in plaintiff’s favor and approved the trial court’s procedure of bifurcating the trial. The Fourth District Court of Appeal agreed with Martin that individual post-Engle plaintiffs need not prove conduct elements as part of their burden of proof, but disagreed with Martin to the extent that the First District Court of Appeal only required a finding that the smoker was a class member to establish legal causation as to addiction and the underlying claims. The Fourth District Court of Appeal held that in addition to establishing class membership, Engle progeny plaintiffs must also establish legal causation and damages as to each claim asserted.  In so finding, the Fourth District Court of Appeal’s decision in Jimmie Lee Brown is in conflict with Martin.
In Rey, a state court case, the trial court entered final summary judgment on all claims in favor of the Company, Vector and Lorillard based on what has been referred to in the Engle progeny litigation as the “Liggett Rule.” The Liggett Rule stands for the proposition that a manufacturer cannot have liability to a smoker under any asserted claim if the smoker did not use a product manufactured by that particular defendant. The Liggett Rule is based on the entry of final judgment in favor of Liggett/Brooke Group in Engle on all of the claims asserted against them by class representatives Mary Farnan and Angie Della Vecchia, even though the Florida Supreme Court upheld, as res judicata, the generic finding that Liggett/Brooke Group engaged in a conspiracy to commit fraud by concealment. In September 2011, the Third District Court of Appeal affirmed in part and reversed in part holding that the defendants were entitled to summary judgment on all claims asserted against them other than the claim for civil conspiracy. Defendants’ further appellate efforts were unsuccessful.
In Douglas, a state court case, the Second District Court of Appeal issued a decision affirming the judgment of the trial court in favor of the plaintiff and upholding the use of the Engle jury findings, but certified to the Florida Supreme Court the question of whether granting res judicata effect to the Engle jury findings violates defendants’ federal due process rights. In March 2013, the Florida Supreme Court affirmed the use of Engle jury findings and determined that there is no violation of the defendants’ due process rights. This was the first time the Florida Supreme Court addressed the merits of an Engle progeny case. In October 2013, the United States Supreme Court declined to review the decision and Liggett satisfied the judgment. To date, the United States Supreme Court has declined to review any Engle progeny decisions.

In Hess, a state court case, in April 2015, the Florida Supreme Court held that Engle defendants cannot raise a statute of repose defense to claims for concealment or conspiracy. Defendants' motion for rehearing was denied.

In April 2015, in Graham, a federal case, the Eleventh Circuit held that federal law impliedly preempts use of the res judicata Engle findings to establish claims for strict liability or negligence. In February 2016, the Eleventh Circuit Court of Appeals vacated the panel’s opinion and granted Plaintiff’s motion for rehearing en banc.  Defendant's filed a motion requesting that the court enter a briefing order directing the parties to address both implied preemption and whether the application of the Engle findings violates federal due process.  That motion is pending.

Liggett Group LLC and Subsidiaries
Notes to Consolidated Financial Statements
December 31, 2015, 2014 and 2013
(in thousands of dollars)

Maryland Cases

Liggett is currently a defendant in 12 multi-defendant personal injury cases in Maryland that allege claims arising from asbestos and tobacco exposure.  Liggett along with other tobacco defendants have moved (or are in the process of moving) to dismiss the cases.  In the past, motions to dismiss have generally been successful, typically resulting in the dismissal without prejudice of the tobacco company defendants, including Liggett.  Recently, however, a Maryland intermediate appellate court ruled, in Stidham, et al. v. R. J. Reynolds Tobacco Company, et al., that dismissal of tobacco company defendants may not be appropriate where injury is asserted based on both asbestos and tobacco usage. Although Stidham is subject to further appellate review, and the scope of its holding is not yet known, it is possible that Liggett and other tobacco company defendants will not be dismissed from pending synergy exposure cases, and may be named as a defendant in asbestos-related personal injury actions in Maryland going forward, including approximately 20 additional synergy exposure cases currently pending in Maryland state court.

Liggett Only Cases

There are currently three cases pending where Liggett is the only remaining defendant. Each of these cases is an Individual Action. In November 2015, in Hausrath (NY state court), one of the Individual Actions, the court entered a case management order providing discovery deadlines. There has been no further activity in the other two Individual Actions. Cases where Liggett is the only defendant could increase as a result of the remaining Engle progeny cases.

Class Actions

As of December 31, 2015, three actions were pending for which either a class had been certified or plaintiffs were seeking class certification where Liggett is a named defendant. Other cigarette manufacturers are also named in these actions. Liggett is aware of another action seeking class certification recently filed in the Eastern District of Louisiana. Liggett has not been served with that complaint.
Plaintiffs’ allegations of liability in class action cases are based on various theories of recovery, including negligence, gross negligence, strict liability, fraud, misrepresentation, design defect, failure to warn, nuisance, breach of express and implied warranties, breach of special duty, conspiracy, concert of action, violation of deceptive trade practice laws and consumer protection statutes and claims under the federal and state anti-racketeering statutes. Plaintiffs in the class actions seek various forms of relief, including compensatory and punitive damages, treble/multiple damages and other statutory damages and penalties, creation of medical monitoring and smoking cessation funds, disgorgement of profits, and injunctive and equitable relief.
Defenses raised in these cases include, among others, lack of proximate cause, individual issues predominate, assumption of the risk, comparative fault and/or contributory negligence, statute of limitations and federal preemption.
In November 1997, in Young v. American Tobacco Co., a purported personal injury class action was commenced on behalf of plaintiff and all similarly situated residents in Louisiana who, though not themselves cigarette smokers, allege they were exposed to secondhand smoke from cigarettes that were manufactured by the defendants, including Liggett, and suffered injury as a result of that exposure. The plaintiffs seek to recover an unspecified amount of compensatory and punitive damages. No class certification hearing has been held. In 2013, plaintiffs’ filed a motion to stay the case and that motion was granted.
In February 1998, in Parsons v. AC & S Inc., a purported class action was commenced on behalf of all West Virginia residents who allegedly have personal injury claims arising from exposure to cigarette smoke and asbestos fibers. The complaint seeks to recover $1,000 in compensatory and punitive damages individually and unspecified compensatory and punitive damages for the class. The case is stayed due to the December 2000 bankruptcy of three of the defendants.

Although not technically a class action, in In Re: Tobacco Litigation (Personal Injury Cases), a West Virginia state court consolidated approximately 750 individual smoker actions that were pending prior to 2001 for trial of certain "common" issues. Liggett was severed from trial of the consolidated action. After two mistrials, in May 2013, the jury rejected all but one of the plaintiffs' claims, finding in favor of plaintiffs on the claim that ventilated filter cigarettes between 1964 and July 1, 1969 should have included instructions on how to use them. The issue of damages was reserved for further proceedings. The court entered judgment in October 2013, dismissing all claims except the ventilated filter claim. The

Liggett Group LLC and Subsidiaries
Notes to Consolidated Financial Statements
December 31, 2015, 2014 and 2013
(in thousands of dollars)

judgment was affirmed on appeal and remanded to the trial court for further proceedings. In April 2015, the plaintiffs filed a petition for writ of certiorari to the United States Supreme Court which subsequently declined review. In July 2015, the trial court ruled on the scope of the ventilated filter claim and determined that only 30 plaintiffs have potentially viable claims against the non-Liggett defendants, which may be pursued in a second phase of the trial. The court intends to try the claims of these plaintiffs in six consolidated trials, each with five plaintiffs. The trial court set the first date for the consolidated trials for January 9, 2017. With respect to Liggett, the trial court requested that Liggett and plaintiffs brief whether any claims against Liggett survive given the outcome of the first phase of the trial.  Briefing is complete. If the case proceeds against Liggett, it is estimated that Liggett could be a defendant in less than 25 of the remaining individual cases.
In addition to the cases described above, numerous class actions remain certified against other cigarette manufacturers including cases alleging, among other things, that use of the terms “lights” and “ultra lights” constitutes unfair and deceptive trade practices. Adverse decisions in these cases could have a material adverse affect on Liggett’s sales volume, operating income and cash flows.
Health Care Cost Recovery Actions
As of December 31, 2015, one Health Care Cost Recovery Action was pending against Liggett, Crow Creek Sioux Tribe v. American Tobacco Company, a South Dakota case filed in 1997, where the plaintiff seeks to recover damages based on various theories of recovery as a result of alleged sales of tobacco products to minors. The case is inactive. Other cigarette manufacturers are also named as defendants.
The claims asserted in health care cost recovery actions vary, but can include the equitable claim of indemnity, common law claims of negligence, strict liability, breach of express and implied warranty, breach of special duty, fraud, negligent misrepresentation, conspiracy, public nuisance, claims under state and federal statutes governing consumer fraud, antitrust, deceptive trade practices and false advertising, and claims under RICO. Although no specific damage amounts are typically pleaded, it is possible that requested damages might be in the billions of dollars. In these cases, plaintiffs typically assert equitable claims that the tobacco industry was “unjustly enriched” by their payment of health care costs allegedly attributable to smoking and seek reimbursement of those costs. Relief sought by some, but not all, plaintiffs include punitive damages, multiple damages and other statutory damages and penalties, injunctions prohibiting alleged marketing and sales to minors, disclosure of research, disgorgement of profits, funding of anti-smoking programs, additional disclosure of nicotine yields, and payment of attorney and expert witness fees.
Department of Justice Lawsuit
In September 1999, the United States government commenced litigation against Liggett and other cigarette manufacturers in the United States District Court for the District of Columbia. The action sought to recover an unspecified amount of health care costs paid and to be paid by the federal government for lung cancer, heart disease, emphysema and other smoking-related illnesses allegedly caused by the fraudulent and tortious conduct of defendants, to restrain defendants and co-conspirators from engaging in alleged fraud and other allegedly unlawful conduct in the future, and to compel defendants to disgorge the proceeds of their unlawful conduct. Claims were asserted under RICO.
In August 2006, the trial court entered a Final Judgment against each of the cigarette manufacturing defendants, except Liggett. In May 2009, the United States Court of Appeals for the District of Columbia affirmed most of the district court’s decision. The United States Supreme Court denied review. As a result, the cigarette manufacturing defendants, other than Liggett, are now subject to the trial court’s Final Judgment which ordered the following relief: (i) an injunction against “committing any act of racketeering” relating to the manufacturing, marketing, promotion, health consequences or sale of cigarettes in the United States; (ii) an injunction against participating directly or indirectly in the management or control of the Council for Tobacco Research, the Tobacco Institute, or the Center for Indoor Air Research, or any successor or affiliated entities of each; (iii) an injunction against “making, or causing to be made in any way, any material false, misleading, or deceptive statement or representation or engaging in any public relations or marketing endeavor that is disseminated to the United States’ public and that misrepresents or suppresses information concerning cigarettes”; (iv) an injunction against conveying any express or implied health message through use of descriptors on cigarette packaging or in cigarette advertising or promotional material, including “lights,” “ultra lights,” and “low tar,” which the court found could cause consumers to believe one cigarette brand is less hazardous than another brand; (v) the issuance of “corrective statements” in various media regarding the adverse health effects of smoking, the addictiveness of smoking and nicotine,

Liggett Group LLC and Subsidiaries
Notes to Consolidated Financial Statements
December 31, 2015, 2014 and 2013
(in thousands of dollars)

the lack of any significant health benefit from smoking “low tar” or “lights” cigarettes, defendants’ manipulation of cigarette design to ensure optimum nicotine delivery and the adverse health effects of exposure to environmental tobacco smoke; (vi) the disclosure of defendants’ public document websites and the production of all documents produced to the government or produced in any future court or administrative action concerning smoking and health; (vii) the disclosure of disaggregated marketing data to the government in the same form and on the same schedules as defendants now follow in disclosing such data to the Federal Trade Commission for a period of ten years; (viii) certain restrictions on the sale or transfer by defendants of any cigarette brands, brand names, formulas or cigarette business within the United States; and (ix) payment of the government’s costs in bringing the action. In June 2014, the court approved a consent agreement between the defendants and the Department of Justice regarding the “corrective statements” to be issued by the defendants. In May 2015, the court of appeals issued an opinion on the legality of the "corrective statements," affirming them in part and reversing them in part. The implementation of the “corrective statements” is uncertain as proceedings are ongoing.
It is unclear what impact, if any, the Final Judgment will have on the cigarette industry as a whole. To the extent that the Final Judgment leads to a decline in industry-wide shipments of cigarettes in the United States or otherwise results in restrictions that adversely affect the industry, Liggett’s sales volume, operating income and cash flows could be materially adversely affected.
Upcoming Trials
As of December 31, 2015, there were seven Engle progeny cases scheduled for trial through December 31, 2016, where Liggett (and/or Vector) is a named defendant. Trial dates are, however, subject to change.
MSA and Other State Settlement Agreements
In March 1996, March 1997 and March 1998, Liggett entered into settlements of smoking-related litigation with 45 states and territories. The settlements released Liggett from all smoking-related claims made by those states and territories, including claims for health care cost reimbursement and claims concerning sales of cigarettes to minors.
In November 1998, Philip Morris, Brown & Williamson, R.J. Reynolds and Lorillard (the “Original Participating Manufacturers” or “OPMs”) and Liggett (together with any other tobacco product manufacturer that becomes a signatory, the “Subsequent Participating Manufacturers” or “SPMs”) (the OPMs and SPMs are hereinafter referred to jointly as the “Participating Manufacturers”) entered into the MSA with 46 states, the District of Columbia, Puerto Rico, Guam, the United States Virgin Islands, American Samoa and the Northern Mariana Islands (collectively, the “Settling States”) to settle the asserted and unasserted health care cost recovery and certain other claims of the Settling States. The MSA received final judicial approval in each Settling State.
As a result of the MSA, the Settling States released Liggett from:

•
all claims of the Settling States and their respective political subdivisions and other recipients of state health care funds, relating to: (i) past conduct arising out of the use, sale, distribution, manufacture, development, advertising and marketing of tobacco products; (ii) the health effects of, the exposure to, or research, statements or warnings about, tobacco products; and

•
all monetary claims of the Settling States and their respective subdivisions and other recipients of state health care funds relating to future conduct arising out of the use of, or exposure to, tobacco products that have been manufactured in the ordinary course of business.

The MSA restricts tobacco product advertising and marketing within the Settling States and otherwise restricts the activities of Participating Manufacturers. Among other things, the MSA prohibits the targeting of youth in the advertising, promotion or marketing of tobacco products; bans the use of cartoon characters in all tobacco advertising and promotion; limits each Participating Manufacturer to one tobacco brand name sponsorship during any 12-month period; bans all outdoor advertising, with certain limited exceptions; prohibits payments for tobacco product placement in various media; bans gift offers based on the purchase of tobacco products without sufficient proof that the intended recipient is an adult; prohibits Participating Manufacturers from licensing third parties to advertise tobacco brand names in any manner prohibited under the MSA; and prohibits Participating Manufacturers from using as a tobacco product brand name any nationally recognized non-tobacco brand or trade name or the names of sports teams, entertainment groups or individual celebrities.

Liggett Group LLC and Subsidiaries
Notes to Consolidated Financial Statements
December 31, 2015, 2014 and 2013
(in thousands of dollars)

The MSA also requires Participating Manufacturers to affirm corporate principles to comply with the MSA and to reduce underage use of tobacco products and imposes restrictions on lobbying activities conducted on behalf of Participating Manufacturers. In addition, the MSA provides for the appointment of an independent auditor to calculate and determine the amounts of payments owed pursuant to the MSA.
Under the payment provisions of the MSA, the Participating Manufacturers are required to make annual payments of $9,000,000 (subject to applicable adjustments, offsets and reductions). These annual payments are allocated based on unit volume of domestic cigarette shipments. The payment obligations under the MSA are the several, and not joint, obligation of each Participating Manufacturer and are not the responsibility of any parent or affiliate of a Participating Manufacturer.
Liggett has no payment obligations under the MSA except to the extent its market share exceeds a market share exemption of approximately 1.65% of total cigarettes sold in the United States. Liggett's domestic shipments accounted for 2.4% of the total cigarettes sold in the United States in 2015. If Liggett’s market share exceeds its market share exemption in a given year, then on April 15 of the following year, Liggett must pay on each excess unit an amount equal (on a per-unit basis) to that due from the OPMs for that year. On December 30, 2015, Liggett pre-paid $58,000 of their approximate $65,400 2015 MSA obligation, the balance of which is due April 2016.
Certain MSA Disputes
NPM Adjustment.  In March 2006, an economic consulting firm selected pursuant to the MSA determined that the MSA was a “significant factor contributing to” the Participating Manufacturers' loss of market share to non-participating manufacturers for 2003. Under the MSA, such a “significant factor” determination results in the calculation of a reduction in the payment obligations of the Participating Manufacturers, which is known as the “NPM Adjustment.” Thereafter, similar determinations were made for 2004 - 2006. As a result, the Participating Manufacturers are entitled to potential NPM Adjustments to each of their 2003 - 2006 MSA payments. The Participating Manufacturers are also entitled to potential NPM Adjustments to their 2007 - 2014 payments pursuant to agreements entered into between the OPMs and the Settling States under which the OPMs agreed to make certain payments for the benefit of the Settling States, in exchange for which the Settling States stipulated that the MSA was a “significant factor contributing to” the loss of market share of Participating Manufacturers for each of those years. A Settling State that has diligently enforced its qualifying escrow statute in the year in question may be able to avoid allocation of the NPM Adjustment to the payments made by the Participating Manufacturers for the benefit of that Settling State.
For 2003 - 2014, Liggett disputed that they owed the Settling States the NPM Adjustments as calculated by the independent auditor. As permitted by the MSA, Liggett paid subject to dispute, withheld payment or paid into a disputed payment account, the amounts associated with these NPM Adjustments.
Notwithstanding provisions in the MSA requiring arbitration, litigation was filed in 49 Settling States involving the application of the NPM Adjustment for 2003 and whether it was to be determined through litigation or arbitration. Under the MSA, the independent auditor previously determined the NPM Adjustment for 2003 to be as much as $1,200,000 for all Participating Manufacturers. All but one of the 48 courts that decided the issue ruled that the 2003 NPM Adjustment dispute was arbitrable.
In response to a proposal from the Participating Manufacturers, 45 of the Settling States, representing approximately 90% of the allocable shares of the Settling States, entered into an agreement providing for the nationwide arbitration of the dispute with respect to the NPM Adjustment for 2003, as ordered by the various state courts. In exchange, the Participating Manufacturers agreed to a 20% reduction in amounts recovered for the NPM Adjustment for 2003. In June 2010, the three person arbitration panel was selected. The Participating Manufacturers advised the arbitration panel that they were not contesting diligent enforcement of 16 Settling States for 2003, with a combined allocable share of less than 14%. Substantive hearings commenced in April 2012 and were completed in June 2013. After the partial settlement described below, the Participating Manufacturers continued to contest the diligent enforcement of 15 states.

Liggett Group LLC and Subsidiaries
Notes to Consolidated Financial Statements
December 31, 2015, 2014 and 2013
(in thousands of dollars)

In December 2012, the Participating Manufacturers entered into a term sheet with 20 Settling States setting out terms for settlement of the NPM Adjustment for 2003 - 2012 and addressing the NPM Adjustment with respect to those states for future years. Certain of the non-settling states objected to the settlement. In March 2013, the arbitration panel entered a Stipulated Partial Settlement and Award which directed the independent auditor to implement certain terms of the term sheet effective with the MSA payments due April 2013. In 2013, two additional states joined the settlement. Several non-settling states filed motions in state courts attempting to vacate the settlement award. Although certain terms of the settlement were implemented by the independent auditor in April 2013, no assurance can be given as to the ultimate outcome of the non-settling states’ challenges. The parties have been working towards converting the term sheet into a final settlement agreement. As a result of the settlement, in the first nine months of 2013, Liggett reduced cost of sales by $6,466. Liggett received credits of $1,587 in April 2014 from these settling states related to the 2013 NPM Adjustment. Liggett received additional credits of $1,480 in April 2015 related to the 2014 NPM Adjustment. Further adjustments could also be due to Liggett for 2013 forward.
In September 2013, the panel issued its decisions with respect to the 15 states that did not enter into the term sheet and as to which the Participating Manufacturers continued to contest diligence. The panel found that six of these states did not diligently enforce their MSA escrow statutes in 2003. As a result of this ruling, Liggett reduced cost of sales by $5,987, in the third quarter of 2013. All six of the states that were found to be non-diligent filed motions in state court seeking to vacate or reduce the amount of the arbitration award. Before the MSA payments for 2013 were due, the Pennsylvania trial court rejected the state’s motion to vacate the award, but granted its motion to reduce the award. As a result, in April 2014, Liggett received a credit in the amount of $6,441 for the 2003 NPM Adjustment (as calculated by the independent auditor). Liggett subsequently reimbursed the six states 20% of that credit pursuant to the agreement discussed above, bringing its net recovery to $5,152, which is approximately $1,315 lower than the amount to which Liggett believes it is entitled. After the April 2014 MSA payment date, a state trial court in Missouri issued a ruling similar to the ruling in Pennsylvania. As such, Liggett’s 2003 NPM Adjustment credit could be reduced by an additional $521. After the April 2014 MSA payment date, a state trial court in Maryland reached a different result from the Pennsylvania and Missouri trial courts, denying the state’s motion to vacate the award and further denying its motion to reduce the amount of the award payable to Liggett. A New Mexico trial court has not yet ruled on New Mexico’s motion. In June 2014, Kentucky and Indiana agreed to settle the dispute and enter into the term sheet described above. As a result, Liggett reduced cost of sales by approximately $1,344 in the second quarter of 2014. The Participating Manufacturers, including Liggett, appealed the Pennsylvania and Missouri decisions, while Maryland appealed the Maryland decision. In April 2015, the Pennsylvania decision was affirmed by the appellate court and, thereafter, the Pennsylvania Supreme Court denied review of that decision. As a result, in the fourth quarter of 2015, Liggett recognized an increase in cost of sales of $834. In September 2015, the portion of the Missouri opinion that reduced the arbitration award was reversed by the appellate court. The Missouri Supreme Court granted a discretionary appeal of that decision. In October 2015, the portion of the Maryland trial court ruling that denied reduction of the arbitration award was reversed by the appellate court. In February 2016, the Maryland Court of Appeals (Maryland’s highest court) denied review of that decision. If Liggett is unsuccessful in its appeals or if other states are successful with respect to any such appeals or motions, the amount of the 2003 NPM Adjustment and any interest or earnings to which Liggett is entitled could be lower than the amounts described above and Liggett might be obligated to pay additional monies.
In October 2015, substantially all of the Participating Manufacturers settled the NPM Adjustment dispute with the state of New York for 2004 - 2014 and agreed to a mechanism for potential future credits against the Participating Manufacturers' MSA payments for 2015 forward. As a result of the settlement, Liggett reduced cost of sales by approximately $5,400 for the year ended December 31, 2015.
In February 2016, Missouri joined the settlement described above, bringing the total number of states that joined the settlement to 26. Missouri's joinder in the settlement will become effective only if Missouri enacts certain legislation related to the MSA's escrow statute by June 3, 2016.
The remaining NPM Adjustment accrual of approximately $18,600 at December 31, 2015 relates to the disputed amounts Liggett withheld from the non-settling states for 2004 - 2010, which may be subject to payment, with interest, if Liggett loses the disputes for those years. Following release of previously disputed amounts to the state of New York as part of the October 2015 settlement, it is anticipated there will be approximately $21,000 remaining in the disputed payments accounts relating to Liggett's 2011- 2014 NPM Adjustment disputes with the non-settling states.
Disputes over the NPM Adjustments for 2004-2014 remain to be arbitrated with the states that have not joined the settlement. Liggett is currently involved in litigation with the non-settling states over the scope and form of the arbitration for 2004.

Liggett Group LLC and Subsidiaries
Notes to Consolidated Financial Statements
December 31, 2015, 2014 and 2013
(in thousands of dollars)

"Gross” v. “Net” Calculations.  In October 2004, the independent auditor notified all Participating Manufacturers that their payment obligations under the MSA, dating from the agreement’s execution in late 1998, had been recalculated using “net” units, rather than “gross” units (which had been used since 1999). Liggett objected to this retroactive change and disputed the change in methodology.
In December 2012, the parties arbitrated the dispute. In February 2013, the arbitrators ruled that the independent auditor was precluded from recalculating Liggett’s grandfathered market share (“GFMS”) exemption. The arbitrators further ruled that, for purposes of calculating Liggett’s payment obligations, Liggett’s market share, calculated on a net basis, should be increased by a factor of 1.25%. Liggett filed a motion seeking correction of the part of the arbitrators’ decision that would require the 1.25% increase in Liggett’s market share. The states opposed Liggett’s motion.
In October 2014, the panel issued a Corrected Final Award that eliminated the 1.25% adjustment increase. The panel further determined that the independent auditor shall compute Liggett’s market share for all years after 2000 on a “net” basis, but adjust that computation to approximate “gross” market share by using actual returned product data for each year. In July 2015, the independent auditor issued calculations, purportedly based on the Corrected Final Award, which indicated that Liggett owed approximately $16,000 for years 2001 - 2013. The independent auditor subsequently issued preliminary revised calculations indicating that Liggett owes $6,200 for years 2001-2013. Based on these preliminary revised calculations, Liggett is fully accrued for this matter.
Other State Settlements.  The MSA replaced Liggett’s prior settlements with all states and territories except for Florida, Mississippi, Texas and Minnesota. Each of these four states, prior to the effective date of the MSA, negotiated and executed settlement agreements with each of the other major tobacco companies, separate from those settlements reached previously with Liggett. Except as described below, Liggett’s agreements with these states remain in full force and effect. These states’ settlement agreements with Liggett contained most favored nation provisions which could reduce Liggett’s payment obligations based on subsequent settlements or resolutions by those states with certain other tobacco companies. Beginning in 1999, Liggett determined that, based on each of these four states’ settlements with United States Tobacco Company, Liggett’s payment obligations to those states were eliminated. With respect to all non-economic obligations under the previous settlements, Liggett believes it is entitled to the most favorable provisions as between the MSA and each state’s respective settlement with the other major tobacco companies. Therefore, Liggett’s non-economic obligations to all states and territories are now defined by the MSA.
In 2003, as a result of a dispute with Minnesota regarding its settlement agreement, Liggett agreed to pay $100 a year in any year cigarettes manufactured by Liggett are sold in that state. The Attorneys General for Florida, Mississippi and Texas previously advised Liggett that they believed that Liggett had failed to make payments under the respective settlement agreements with those states. In 2010, Liggett settled with Florida and agreed to pay $1,200 and to make further annual payments of $250 for a period of 21 years, starting in March 2011, with the payments from year 12 forward being subject to an inflation adjustment. These payments are in lieu of any other payments allegedly due to Florida. . In January 2016, Mississippi commenced litigation against Liggett regarding this dispute. There can be no assurance that Liggett will be able to resolve the matters with Texas and Mississippi or that Liggett will not be required to make additional payments which could adversely affect the Company’s consolidated financial position, results of operations and cash flows.
Cautionary Statement
Management is not able to reasonably predict the outcome of the litigation pending or threatened against Liggett or the Company. Litigation is subject to many uncertainties. Liggett has been found liable in multiple Engle progeny cases and Individual Actions, several of which were affirmed on appeal and satisfied by Liggett. It is possible that other cases could be decided unfavorably against Liggett and that Liggett will be unsuccessful on appeal. Liggett may attempt to settle particular cases if it believes it is in its best interest to do so.
Management cannot predict the cash requirements related to any future defense costs, settlements or judgments, including cash required to bond any appeals, and there is a risk that those requirements will not be able to be met. An unfavorable outcome of a pending smoking-related case could encourage the commencement of additional litigation. Except as discussed in this Note 8, management is unable to estimate the loss or range of loss that could result from an unfavorable outcome of the cases pending against Liggett or the costs of defending such cases and as a result has not provided any amounts in its consolidated financial statements for unfavorable outcomes.

Liggett Group LLC and Subsidiaries
Notes to Consolidated Financial Statements
December 31, 2015, 2014 and 2013
(in thousands of dollars)

The tobacco industry is subject to a wide range of laws and regulations regarding the marketing, sale, taxation and use of tobacco products imposed by local, state and federal governments. There have been a number of restrictive regulatory actions, adverse legislative and political decisions and other unfavorable developments concerning cigarette smoking and the tobacco industry. These developments may negatively affect the perception of potential triers of fact with respect to the tobacco industry, possibly to the detriment of certain pending litigation, and may prompt the commencement of additional litigation or legislation.

It is possible that the Company’s consolidated financial position, results of operations and cash flows could be materially adversely affected by an unfavorable outcome in any of the smoking-related litigation.
The activity in Liggett's accruals for the MSA and tobacco litigation for the twelve months ended December 31, 2015 were as follows:

	Current Liabilities			Non-Current Liabilities
	Payments due under Master Settlement Agreement	Litigation Accruals	Total	Payments due under Master Settlement Agreement	Litigation Accruals	Total
Balance at January 1, 2015	$18,356	$3,149	$21,505	$24,003	$25,700	$49,703
Expenses	62,874	20,644	83,518	—	(195)	(195)
NPM settlement adjustment	1,351	—	1,351	(5,395)	—	(5,395)
Change in MSA obligations capitalized as inventory	1,569	—	1,569	—	—	—
Payments	(68,205)	(5,869)	(74,074)	—	—	—
Reclassification (to) from non-current liabilities	—	3,305	3,305	—	(3,305)	(3,305)
Interest	—	1,675	1,675	—	2,518	2,518
Balance at December 31, 2015	$15,945	$22,904	$38,849	$18,608	$24,718	$43,326

The activity in Liggett's accruals for the MSA and tobacco litigation for the twelve months ended December 31, 2014 were as follows:

	Current Liabilities			Non-Current Liabilities
	Payments due under Master Settlement Agreement	Litigation Accruals	Total	Payments due under Master Settlement Agreement	Litigation Accruals	Total
Balance at January 1, 2014	$16,611	$59,310	$75,921	$25,666	$27,059	$52,725
Expenses	90,590	2,849	93,439	—	—	—
MSA settlements and arbitration	—	—	—	(1,344)	—	(1,344)
Change in MSA obligations capitalized as inventory	(1,414)	—	(1,414)	—	—	—
Payments	(87,750)	(62,878)	(150,628)	—	—	—
Reclassification (to) from non-current liabilities	319	3,575	3,894	(319)	(3,575)	(3,894)
Interest	—	293	293	—	2,216	2,216
Balance at December 31, 2014	$18,356	$3,149	$21,505	$24,003	$25,700	$49,703

Liggett Group LLC and Subsidiaries
Notes to Consolidated Financial Statements
December 31, 2015, 2014 and 2013
(in thousands of dollars)

The activity in Liggett's accruals for the MSA and tobacco litigation for the twelve months ended December 31, 2013 were as follows:

	Current Liabilities			Non-Current Liabilities
	Payments due under Master Settlement Agreement	Litigation Accruals	Total	Payments due under Master Settlement Agreement	Litigation Accruals	Total
Balance at January 1, 2013	$31,677	$1,470	$33,147	$46,837	$1,861	$48,698
Expenses	109,392	63,293	172,685	—	25,220	25,220
MSA settlements and arbitration	(4,002)	—	(4,002)	(14,348)	—	(14,348)
Change in MSA obligations capitalized as inventory	504	—	504	—	—	—
Payments	(127,783)	(6,070)	(133,853)	—	—	—
Reclassification (to) from non-current liabilities	6,823	223	7,046	(6,823)	(223)	(7,046)
Interest on withholding	—	394	394	—	201	201
Balance at December 31, 2013	$16,611	$59,310	$75,921	$25,666	$27,059	$52,725
Other Matters
Liggett’s management is unaware of any material environmental conditions affecting their existing facilities. Liggett’s management believes that current operations are conducted in material compliance with all environmental laws and regulations and other laws and regulations governing cigarette manufacturers. Compliance with federal, state and local provisions regulating the discharge of materials into the environment, or otherwise relating to the protection of the environment, has not had a material affect on the capital expenditures, results of operations or competitive position of Liggett.
Liggett Vector Brands entered into an agreement with a subsidiary of the Convenience Distribution Association to support a program to permit certain tobacco distributors to secure, on reasonable terms, tax stamp bonds required by state and local governments for the distribution of cigarettes. Under the agreement, Liggett Vector Brands has agreed to pay a portion of losses incurred by the surety under the bond program, with a maximum loss exposure of $500. In 2013, Liggett paid $83 for obligations under this program. Liggett believes the fair value of Liggett Vector Brands’ remaining obligation under the agreement was immaterial at December 31, 2015.
Management is of the opinion that the liabilities, if any, resulting from other proceedings, lawsuits and claims pending against the Company and certain of its consolidated subsidiaries unrelated to tobacco product liability should not materially affect the Company’s financial position, results of operations or cash flows.

Liggett Group LLC and Subsidiaries
Notes to Consolidated Financial Statements
December 31, 2015, 2014 and 2013
(in thousands of dollars)

9.    Restructuring
The following table summarizes amounts expensed for the year ended December 31, 2015:

Amounts expensed through December 31, 2015
Cash Charges
Employee severance and benefits	$1,094
Lease termination costs	203
Other restructuring expenses	68
1,365
Other:
Employee pension benefits	5,438
Point of Sale inventory impairment	454
5,892

Total restructuring	$7,257

All amounts expensed through December 31, 2015 are included as Restructuring charges in the Company’s consolidated statements of operations.
Severance and benefits expensed for the year ended December 31, 2015 relate entirely to a reduction in sales and administrative positions. Non-cash employee pension benefits costs relate to a reduction in manufacturing positions at Liggett’s plant in Mebane, NC.
Employee pension benefits consist of the costs associated with enhanced pension benefits due to employees under the terms of a voluntary termination program initiated in the third quarter of 2015. Pension plan participants electing to accept voluntary termination of employment were offered enhanced pension benefits including an increased payment as well as the option to receive a lump sum benefit instead of an annuity. The cost of the special termination benefit associated with the increased payments was $3,831 and the costs of settlements related to lump sum payments was $1,607.
The following table presents the activity under the restructuring plan for the year ended December 31, 2015:

	Employee Severance and Benefits	Pension Expense	Asset Impairment	Contract Termination/Exit Costs	Other	Total
Accrual balance as of January 1, 2015	$—	$—	$—	$—	$—	$—
Restructuring charges	1,094	5,438	454	203	68	7,257
Utilized	(672)	(5,438)	(454)	(155)	(48)	(6,767)
Accrual balance as of December 31, 2015	$422	$—	$—	$48	$20	$490

10.    Related Party Transactions

Liggett is a party to an agreement with Vector to provide various management and administrative services to Liggett in consideration for an annual management fee of $900 paid in monthly installments and annual overhead reimbursements of $864 paid in monthly installments. Management fee is based on costs related to corporate functions such as executive oversight, risk management, information technology, accounting, legal, investor relations, human resources, tax, employee benefits and other services and incentives Vector provides to the Company. The charges for services under this agreement amounted to $1,764 in each of 2015, 2014 and 2013.

Liggett Group LLC and Subsidiaries
Notes to Consolidated Financial Statements
December 31, 2015, 2014 and 2013
(in thousands of dollars)

In addition, Liggett has entered into an annually renewable Corporate Services Agreement with Vector wherein Vector agreed to provide corporate services to Liggett at an annual fee paid in monthly installments. Corporate services provided by VGR under this agreement include the provision of administrative services related to Liggett’s participation in its parent company’s multi-employer benefit plan, external publication of financial results, preparation of consolidated financial statements and tax returns and such other administrative and managerial services as may be reasonably requested by Liggett. The charges for services rendered under the agreement amounted to $7,986 in 2015, $7,606 in 2014 and $7,244 in 2013.

Liggett incurred additional expenses of approximately $1,799, $1,012 and $887 in 2015, 2014 and 2013, respectively, for transactions with Vector, which primarily reflect reimbursements of amounts paid on behalf of Liggett Vector Brands. Liggett received reimbursements from Vector of approximately $497,$1,429 and $111 in 2015,2014 and 2013, respectively, for transactions with Vector, which primarily reflects reimbursements of amounts paid on behalf of Vector.

The fees and charges may not reflect the expense the Company would have incurred as a stand-alone company. Actual costs which may have been incurred if the Company had been a stand-alone company in 2015, 2014 and 2013, would depend on a number of factors, including how the Company chose to organize itself, what if any functions were outsourced or performed by Company employees, and strategic decisions made in areas such as information technology systems and infrastructure.

On January 1, 2011, Liggett entered into a four-year updated manufacturing agreement with Vector Tobacco Inc. ("Vector Tobacco"), an indirect wholly owned subsidiary of the Parent, with subsequent automatic renewal for successive one year terms beginning on January 1, 2016 unless terminated by either party. Vector Tobacco is engaged in the manufacture and sale of conventional cigarettes in the United States through their USA, Silver Eagle, and Eagle 20 brands. Pricing is set forth in the agreement based on previously determined standard costs, and invoices are sent to Vector Tobacco on a weekly basis under the agreement. In 2015, 2014 and 2013, Liggett manufactured approximately 2.1, 1.5 and 1.0 billion cigarettes of Vector Tobacco brands respectively, and realized $142,091, $97,371 and $62,062, respectively, in net receipts from these sales and $2,913, $1,962 and $1,232, respectively, in profits from the agreement.

Liggett Vector Brands coordinates and executes the sales, marketing and manufacturing efforts along with certain support functions under the terms of contracts with Vector Tobacco and Zoom E-Cigs LLC ("Zoom"), companies under common control. The Vector Tobacco contract expires on December 31, 2017 subject to annual renewal. The Zoom contract expires on December 31, 2018 subject to annual renewal. In conjunction with the duties performed at Liggett Vector Brands, a portion of its sales, marketing, manufacturing, distribution, and administrative expenses have been allocated to Vector Tobacco and Zoom. Liggett Vector Brands realized $4,000, for each of the years ended December 31, 2015, 2014 and 2013 for the services provided to Vector Tobacco. Liggett Vector Brands realized $2,000 and $2,750, respectively for each of the years ended December 31, 2015 and 2014 for the services provided to Zoom. Selling, general and administrative expenses have been reduced by $6,000, $6,750 and $4,000, respectively for the years ended December 31, 2015, 2014 and 2013.

As of December 31, 2015 and 2014, Liggett has a net receivable from Vector Tobacco totaling $3,546 and $1,539, respectively. This overall net receivable position is related primarily to the manufacturing agreement between Liggett and Vector Tobacco.

The remaining payable of $588 at December 31, 2015 relates primarily to transactions with Vector.The remaining related party net receivable balance of $763 at December 31, 2014 relates primarily to transactions with Liggett's affiliates, Zoom E-Cigs LLC (“Zoom”) and Vector.

Liggett is party to a tax sharing agreement with Vector and certain other entities pursuant to which Liggett will pay taxes on an estimated basis to Vector as if it were filing a separate company tax return, except that the agreement effectively limits the ability of Liggett to carry back losses for refunds. Liggett is entitled to recoup overpayments in a given year out of future payments due under the agreement and is required to fund underpayments. Liggett paid $76,000 and $59,000, and $49,000 to Vector under this tax sharing agreement in 2015, 2014 and 2013, respectively. At December 31, 2015 and 2014, respectively, Liggett had a receivable balance related to tax payments to Vector, of $5,913 and $744 shown as income taxes receivable on the balance sheet.

Liggett Group LLC and Subsidiaries
Notes to Consolidated Financial Statements
December 31, 2015, 2014 and 2013
(in thousands of dollars)

On February 28, 2014 Liggett entered into an intercompany loan agreement with Vector. Under the terms of the loan agreement, Vector loaned Liggett $35,000 to facilitate Liggett’s approximate initial $59,200 payment into the Engle Qualified Settlement Fund (“Engle QSF”) in accordance with the settlement dated October 23, 2013, and further described in Note 8. Liggett repaid the $35,000, along with $612 in interest calculated at a per annum rate of 11%, to Vector in the second quarter of 2014. Liggett made this approximate $59,200 payment to the Engle QSF on February 28, 2014.

Related party net (payables)/receivables consisted of the following current balances as of December 31, 2015 and 2014.

	2015	2014
Due from Vector Tobacco	$3,546	$1,539
Due from (to) Zoom	(2)	497
Due from (to) Vector	(586)	266
	$2,958	$2,302

11% Senior Secured Notes due 2015

On January 29, 2013, Vector announced a cash tender offer with respect to any and all of the outstanding $415,000 principal amount of its 11% Senior Secured Notes due 2015. The Company retired $336,315 of the 11% Senior Secured Notes at a premium of 104.292%, plus accrued and unpaid interest on February 12, 2013. The remaining $78,685 of the 11% Senior Secured Notes were called and retired on March 14, 2013 at a redemption price of 103.667% plus accrued and unpaid interest.

The 11% Senior Secured Notes were guaranteed, subject to certain customary automatic release provisions on a joint and several basis by all of the 100% owned domestic subsidiaries of Vector that are engaged in the conduct of Vector’s cigarette businesses, including Liggett. Liggett's consolidated balance sheets, consolidated statements of operations, and consolidated statements of member's investment as of December 31, 2015 and 2014, and for each of the three years in the period ended December 31, 2015, do not reflect any amounts related to these notes.

7.75% Senior Secured Notes due 2021

As of December 31, 2015, Vector had $600,000 of principal outstanding of its 7.75% Senior Secured Notes due 2021. The Senior Secured Notes were sold in February 2013 ($450,000) and April 2014 ($150,000) in a private offering to qualified institutional investors in accordance with Rule 144A of the Securities Act of 1933. The aggregate net proceeds from the issuance of the 7.75% Senior Secured Notes were approximately $596,920 after deducting offering expenses. Vector used a portion of the net proceeds of the issuance for a cash tender offer announced on January 29, 2013, with respect to any and all of its outstanding 11% Senior Secured Notes due 2015.

The 7.75% Senior Secured Notes are guaranteed, subject to certain customary automatic release provisions on a joint and several basis by all of the 100% owned domestic subsidiaries of Vector that are engaged in the conduct of Vector’s cigarette businesses, including Liggett. Liggett's consolidated balance sheets, consolidated statements of operations, and consolidated statements of stockholder's equity as of December 31, 2015 and 2014, and for each of the three years in the period ended December 31, 2015, December 31, 2014, and December 31, 2013, do not reflect any amounts related to these notes.

Liggett's cash flows from operations may be utilized to fund the interest and debt obligation of the 7.75% Senior Secured Notes via distributions by Liggett to VGR to Vector.

Liggett Group LLC and Subsidiaries
Notes to Consolidated Financial Statements
December 31, 2015, 2014 and 2013
(in thousands of dollars)

Additional Parent Company Notes

As of December 31, 2015, Vector has debt with a net amount of approximately $270,495 (face amount $488,750) in addition to the 7.75% Senior Secured Notes. It is anticipated that the majority of the payments on this $488,750 will be funded by Vector's tobacco operations, including those of Liggett.

In addition to the 7.75% Senior Secured Notes, the Company may have to fund certain future income tax liabilities of Vector (see Note 5).

11.     Stock Compensation

The Company’s Parent, Vector, offers stock option plans. All employees of Vector and its subsidiaries are eligible to receive grants under such plans.

There were no option grants under Vector’s stock compensation plans to Liggett Vector Brands employees during 2015, 2014 or 2013. Awards of options to employees under the Vector’s stock compensation plans generally vest over periods ranging from four to five years and have a term of ten years from the date of grant.

In October 2013, the President and Chief Executive Officer, of Liggett and Liggett Vector Brands was awarded a restricted stock grant of 30,319 shares of Vector's common stock pursuant to the Amended and Restated 1999 Long-term Incentive Plan. The shares will vest on the earlier of March 15, 2019, contingent upon performance-based targets being achieved, or October 31, 2020, if the performance-based targets are not achieved. He will receive dividends on the restricted shares as paid. In the event that his employment with Company is terminated for any reason other than his death, his disability or a change of control (as defined in the Restricted Share Agreement) of the Company, any remaining balance of the shares not previously vested will be forfeited by him. As the performance based targets are unlikely to be achieved, the $458 fair market value of the restricted shares on the date of grant is being amortized over the longer vesting period as a charge to compensation expense for Liggett Vector Brands.

Liggett Vector Brands had non-cash stock compensation expense of $87, $108 and $34 for the years ended December 31, 2015, 2014, and 2013, respectively. These amounts are expense allocations only and do not represent a rollforward of option balances. These amounts have been recorded in operating, selling, administrative, and general expense in the Company’s consolidated statement of operations.

As of December 31, 2015, Liggett Vector Brands had no employees with options to purchase shares of Vector’s common stock.

Liggett Group LLC and Subsidiaries
Schedule II — Valuation and Qualifying Accounts
(dollars in thousands)

	Balance at Beginning of Period	Additions Charged to Costs and Expenses	Deductions	Balance at End of Period
Description
Year ended December 31, 2015
Allowance for:
Doubtful accounts	$30	$60	$—	$90
Cash discounts	344	19,444	19,590	198
Sales returns	4,390	3,845	3,421	4,814
Total	$4,764	$23,349	$23,011	$5,102
Year ended December 31, 2014
Allowance for:
Doubtful accounts	$110	$26	$106	$30
Cash discounts	209	21,247	21,112	344
Sales returns	4,290	3,235	3,135	4,390
Total	$4,609	$24,508	$24,353	$4,764
Year ended December 31, 2013
Allowance for:
Doubtful accounts	$314	$120	$324	$110
Cash discounts	252	22,555	22,598	209
Sales returns	4,000	3,858	3,568	4,290
Total	$4,566	$26,533	$26,490	$4,609